EXHIBIT 2.3
UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

x

:
In re	:	Chapter 11
:
WASHINGTON MUTUAL, INC., et al.,1	:
	:	Case No. 08-12229 (MFW)
:
Debtors.	:	(Jointly Administered)
:
:

x

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER CONFIRMING
THE SEVENTH AMENDED JOINT PLAN OF AFFILIATED DEBTORS
PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

Washington Mutual, Inc. and WMI Investment Corp., as debtors and debtors in possession (collectively, the “Debtors”), having proposed and filed with the United States Bankruptcy Court for the District of Delaware (the “Court”) the Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated December 12, 2011 [D.I. 9178] (the “Filed Plan”), as has been and may be further modified, including, without limitation, pursuant to that certain (1) Modification of Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated January 9, 2012 [D.I. 9365] (the “First Plan Modification”), (2) Second Modification of Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated January 12, 2012 [D.I. 9400] (the “Second Plan Modification”), and (3) Third Modification of Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated February 16, 2012 [D.I. 9697] (the “Third Plan

1 The Debtors in these chapter 11 cases along with the last four digits of each Debtor’s federal tax identification number are: (i) Washington Mutual, Inc. (3725); and (ii) WMI Investment Corp. (5395).  The Debtors’ principal offices are located at 1201 Third Avenue, Suite 3000, Seattle, Washington 98101.

Modification” and, together with the First Plan Modification and the Second Plan Modification, the “Plan Modifications” and, collectively with the Filed Plan, the “Plan”)2; and the Court having entered, pursuant to, inter alia, section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017(b), after due notice and a hearing, an order, dated January 13, 2012 [D.I. 9414] (the “Disclosure Statement Order”), approving the Disclosure Statement, establishing procedures for the solicitation, voting, and tabulation of votes on and elections with respect to the Plan, approving the forms of ballots, master ballots, and election forms used in connection therewith, and scheduling the Confirmation Hearing; and the Court having entered (i) an Opinion with respect to the Sixth Amended Plan [D.I. 6528] (the “January Opinion”) and a related Order [D.I. 6529] (the “January Order”); and the Court having entered an Opinion with respect to the Modified Sixth Amended Plan [D.I. 8612] (the “September Opinion”) and a related order [D.I. 8613] (the “September Order”); and the following documents having been filed by the Debtors in support of or in connection with confirmation of the Plan:

(a)	the Notice of Election of Treatment of Priority Tax Claims, dated February 13, 2012 [D.I. 9656];

(b)	the Plan Supplement;

(c)	the Cure Notice;

(d)	the Service Affidavits;

(e)	the Voting Certifications;

(f)	the Goulding Declaration;

2 Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan, the Disclosure Statement Order, or the Confirmation Brief (each as defined herein), as applicable.  A composite copy of the Filed Plan and Plan Modifications is annexed hereto as Exhibit A.

(g)
Memorandum of Law in Support of Confirmation of the Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated February 13, 2012 [D.I. 9665] (the “Confirmation Brief”); and

(h)
Stipulation and Agreement Among the Debtors, the TPS Group, the TPS Consortium, the Equity Committee, and JPMorgan Chase Bank, N.A. With Respect to the Debtors’ Seventh Amended Plan [D.I. 9705] (the “TPS Stipulation”);

and responses or statements in support of the Plan having been filed by the Creditors' Committee [D.I. 9666], the Equity Committee [D.I. 9657], JPMC [D.I. 9660], and Law Debenture Trust Company of New York [D.I. 9654]; and objections to confirmation having been interposed by certain parties, as reflected on the docket of the Chapter 11 Cases and/or on the record of the Confirmation Hearing; and each of the objections having been resolved, overruled, or withdrawn at, prior to, or subsequent to the Confirmation Hearing; and the Court having held the Confirmation Hearing commencing on February 16, 2012; and the appearances of all interested parties having been noted in the record of the Confirmation Hearing; and after full consideration of the record of the Chapter 11 Cases, including, without limitation, motions, applications and orders in the Chapter 11 Cases, the foregoing documents, and the evidence admitted and arguments of counsel made at the Confirmation Hearing; and after due deliberation and good and sufficient cause appearing therefor; the Court hereby FINDS, DETERMINES, AND CONCLUDES as follows:
FINDINGS OF FACT AND CONCLUSIONS OF LAW
A. Findings and Conclusions.  The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute the Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014.  To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.  Any headings or sub-headings used herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Order and the Plan.
B. Jurisdiction.  This Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. § 1334.  Confirmation of the Plan and approval of the Global Settlement Agreement are core proceedings pursuant to 28 U.S.C. § 157(b) and this Court has jurisdiction to enter a final order with respect thereto.  Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.
C. Judicial Notice.  The Court takes judicial notice of the dockets of the Chapter 11 Cases, the appellate court dockets of any and all appeals filed from any orders entered or opinions issued by the Court in the Chapter 11 Cases, and the following litigations and adversary proceedings: JPMorgan Chase Bank, N.A. v. Washington Mutual, Inc., et al., Adversary Pro. No. 09-50551 (MFW) (the “JPMC Action”); Washington Mutual, Inc., et al. v. JPMorgan Chase Bank, N.A., Adversary Pro. No. 09-50934 (MFW) (the “Turnover Action”); Official Committee of Equity Security Holders v. Washington Mutual, Inc., Adversary Pro. No. 10-50731 (MFW) (the “Equity Committee Adversary Proceeding”); Willingham, et al v. Washington Mutual, Inc., et al., Adv. Pro. No. 10-51297 (MFW) (the “Equity Committee Action to Compel”); Broadbill Investment Corp., et al. v. Washington Mutual, Inc., Adversary Pro. No. 10-50911 (MFW) (the “Dime Warrant Litigation”) and Black Horse Capital Master Fund Ltd., et al. v. Washington Mutual, Inc., et al., Adv. Pro. No. 10-51387 (MFW) (the “TPS Action”), each of which is maintained by the Clerk of the Court, including all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Court during the pendency of the Chapter 11 Cases and such adversary proceedings.
D. Burden of Proof.  The Debtors have the burden of proving the elements of section 1129 of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules by a preponderance of the evidence.  With respect to each Debtor and each element of section 1129 of the Bankruptcy Code and Bankruptcy Rule 9019, the Debtors have met their burden.
The Chapter 11 Cases

E. Chapter 11 Petitions.  On September 26, 2008, each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code with this Court.  [D.I. 1, 6]  The Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.  In accordance with this Court’s Order, dated October 3, 2008 [D.I. 25], the Debtors’ cases are being jointly administered pursuant to Bankruptcy Rule 1015(b).  Conf DX 569 – Goulding Decl. ¶ 7.
F. Statutory Committees.  On October 15, 2008, the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed the Creditors’ Committee [D.I. 78].  On January 11, 2010, the U.S. Trustee appointed the Equity Committee [D.I. 2130].  Membership on each of the Creditors’ Committee and the Equity Committee have been modified or reconstituted from time to time.  No trustee has been appointed in the Chapter 11 Cases.
G. By order, dated September 13, 2010 [D.I. 5416], the Bankruptcy Court approved that certain Stipulation Authorizing the Official Committee of Unsecured Creditors to Bring Certain Causes of Action on Behalf of Debtors’ Estate [D.I. 5410] (the “UCC Stipulation”).  Pursuant to the UCC Stipulation, during the Debtors’ Chapter 11 Cases, the Creditors’ Committee was vested with the right to make demands in connection with, commence, litigate, settle or otherwise abandon certain “Assigned Avoidance Actions” (as defined in the UCC Stipulation), including “causes of action related by a factual or transaction nexus to” the Transfers (as defined in the UCC Stipulation).  The “Assigned Avoidance Actions” include, without limitation, (i) avoidance actions under chapter 5 of the Bankruptcy Code and other applicable law, and (ii) causes of action (whether for breach of fiduciary duty, corporate waste or otherwise) against current and former officers and directors of WMI and its subsidiaries relating to transfers from WMI to affiliates (including WMB) before the Petition Date.  During the pendency of the Chapter 11 Cases, pursuant to the UCC Stipulation, the Creditors’ Committee asserted claims and made demands with respect to the Assigned Avoidance Actions.  Pursuant to the Plan, any and all Assigned Avoidance Actions not settled or resolved under the Plan are vested in the Liquidating Trust for prosecution by the Liquidating Trustee.
H. Sixth Amended Plan.  On October 6, 2010, the Debtors filed the Sixth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated October 6, 2010 [D.I. 5548] (as subsequently modified, the “Sixth Amended Plan”).  Conf DX 2 – Sixth Amended Plan; Conf DX 569 – Goulding Decl. ¶ 12.  The Sixth Amended Plan was premised on the implementation of that certain Amended and Restated Settlement Agreement, dated as of October 6, 2010, by and among the Debtors, JPMC, the FDIC, the Creditors’ Committee, and certain creditor constituencies resolving certain claims and causes of action among such parties (the “Initial Global Settlement Agreement”).  Conf DX 2H – Initial Global Settlement Agreement; Conf DX 569 – Goulding Decl. ¶ 12.
I. December Confirmation Hearing.  This Court held a hearing to consider confirmation of the Sixth Amended Plan on December 2, 3, 6 and 7, 2010 (the “December Confirmation Hearing”).  Upon the conclusion of the December Confirmation Hearing, on January 7, 2011, this Court issued the January Opinion and January Order, which, among other things, found that (i) the Initial Global Settlement Agreement, the integral foundation of the Sixth Amended Plan, and the transactions completed therein, are fair, reasonable, and in the best interests of the Debtors’ creditors and the Debtors’ chapter 11 estates, Conf DX 265 – January Opinion at 2, 60, and (ii) certain modifications to the Sixth Amended Plan, if made, would enable the Sixth Amended Plan to be confirmed.  Id. at 2.  In conjunction with its determination that the Initial Global Settlement should be approved, this Court concluded that (i) the Debtors are not likely to achieve a significantly better result if they were to continue to litigate the claims resolved pursuant to the Initial Global Settlement Agreement, (ii) there are difficulties inherent in collecting on account of the Debtors’ potential claims against JPMC and the FDIC Receiver, (iii) the claims resolved pursuant to the Initial Global Settlement Agreement are complex and would be expensive and would cause delay to litigate, and (iv) the Initial Global Settlement Agreement provides a reasonable return in light of the possible results of the litigation resolved by such agreement.  Id. at 56-60.  This Court specifically noted that, “[a]lthough equity interest holders are not likely to get a recovery, the Court is not convinced that continued litigation, against JPMC and/or the FDIC would change that result.”  Id. at 66-67.
J. On January 7, 2011, this Court entered an opinion concerning the TPS Action wherein this Court granted the defendants’ motions for summary judgment and found, among other things, that the Conditional Exchange was automatic and occurred on September 26, 2008 [Adv. Proc. 10-51387, D.I. 179] (the “TPS Summary Judgment Opinion”).  Conf DX 267 – TPS Summary Judgment Opinion.  Thus, this Court determined that the prior holders of the Trust Preferred Securities now hold Depositary Shares (as defined in the TPS Summary Judgment Opinion) representing REIT Series, which comprise certain related series of WMI Preferred Shares (as defined in the TPS Summary Judgment Opinion).  Id. at 13.

K. Appeals from the January Opinion and TPS Summary Judgment Opinion.  On January 19, 2011, the Equity Committee filed a notice of appeal of that portion of the January Opinion finding that the Initial Global Settlement Agreement satisfies the requisite standards for approval [D.I. 6575].  This action, styled as Official Committee of Equity Security Holders v. Washington Mutual, Inc., et al., Civil Action No. 11-158 (the “January Equity Committee Appeal”), is pending in the United States District Court for the District of Delaware (the “Delaware District Court”) as of the date hereof, as, by order, dated February 8, 2011 [D.I. 6703], the Court denied the Equity Committee’s motion for a direct appeal to the United States Court of Appeals for the Third Circuit.
L. On January 14, 2011, certain of the plaintiffs in the TPS Action filed a notice of appeal of the TPS Summary Judgment Opinion to the Delaware District Court [Adv. Proc. 10-51387, D.I. 182] (the “TPS Appeal”).  As of the date hereof, the TPS Appeal is pending in the Delaware District Court as Case No. 1:11-cv-00124-GMS.  The parties have completed briefing, and the plaintiffs in the TPS Action have requested oral argument [TPS Appeal, D.I. 42].  The Delaware District Court has not yet ruled on this request.  On January 15, 2012, the plaintiffs in the TPS Action filed with the Delaware District Court an emergency motion for a stay of the hearing on confirmation of the Plan [TPS Appeal, D.I. 44] and a motion for writ of mandamus [TPS Appeal, D.I. 46], as well as an emergency motion to expedite the hearings on such motions.  The Delaware District Court denied all three motions by order, dated January 19, 2012 [TPS Appeal, D.I. 52].  On January 30, 2012, the plaintiffs in the TPS Action filed a notice of appeal from such order [TPS Appeal, D.I. 55], as well as a request for certification of a direct appeal to the United States Circuit Court for the Third Circuit (the “Third Circuit”) [TPS Appeal, D.I. 55].  Notwithstanding the fact that the Delaware District Court did not grant the motion for direct certification, the plaintiffs in the TPS Action then filed motions in the Third Circuit seeking to stay the Confirmation Hearing, for a writ of mandamus, and for expedited review of such requests.  By order, dated February 10, 2012, the Third Circuit denied such requests.
M. Global Settlement Agreement.  On February 7, 2011, WMI, WMI Investment Corp., JPMC, the FDIC Receiver, FDIC Corporate, and the Creditors’ Committee, all of whom were parties to the Initial Global Settlement Agreement, entered into the Second Amended and Restated Settlement Agreement (as amended, the “Global Settlement Agreement”).  Conf DX 255H, 402, 422 – Global Settlement Agreement (as amended).  The Global Settlement Agreement incorporates the terms of and mirrors the Initial Global Settlement Agreement, except that it excludes certain creditors who previously were parties to the Initial Global Settlement Agreement and certain non-economic provisions were amended to conform to certain plan-related modifications and in accordance with the January Opinion.  See id.
N. Modified Sixth Amended Plan.  On February 8, 2011, the Debtors filed the Modified Sixth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated February 7, 2011 [D.I. 6696] (as subsequently modified, the “Modified Sixth Amended Plan”), as well as a corresponding disclosure statement [D.I. 7081] (the “Supplemental Disclosure Statement”).  Conf DX 255 – Modified Sixth Amended Plan; Conf DX 253 – Supplemental Disclosure Statement.  Similar to the Sixth Amended Plan, the Modified Sixth Amended Plan was premised on the Global Settlement Agreement.  Conf DX 374 – Goulding Decl. Supporting Modified Sixth Plan ¶ 19.  In addition, the Modified Sixth Amended Plan incorporated modifications consistent with the January Opinion.  Id.  Like the Sixth Amended Plan, the Modified Sixth Amended Plan provided for the Debtors’ reorganization, with WMMRC remaining as Reorganized WMI’s sole operating entity.  Id. ¶ 27.

WMMRC is a captive reinsurance company that entered into mortgage reinsurance agreements based on mortgage insurance policies on mortgage loans issued by WMB and other affiliates of the Debtors.  Id.; Conf DX 442 – September Opinion at 43.  Since the seizure of WMB, WMMRC has operated on a runoff basis in that it has not issued any new policies and is simply collecting premiums and paying claims on the existing policies.  Id.
O. The July Confirmation Hearing and the Equity Committee’s Standing Motion.  Commencing on July 13, 2011 and concluding on July 21, 2011, this Court held a hearing to consider, among other things, confirmation of the Modified Sixth Amended Plan (the “July Confirmation Hearing”).  On July 12, 2011, on the eve of the July Confirmation Hearing, the Equity Committee filed, under seal, a motion seeking authority to prosecute, on the Debtors’ behalf, an action to equitably disallow or, in the alternative, to equitably subordinate certain Claims [D.I. 8179] (the “Standing Motion”).  At the July Confirmation Hearing, counsel for the Equity Committee requested that the Court take into account the evidence adduced at the July Confirmation Hearing in connection with deciding the Standing Motion.  During closing arguments at the July Confirmation Hearing, several parties presented argument on the Standing Motion.  In addition, on August 10, 2011, the Debtors, the Creditors’ Committee, and certain other parties filed objections to the Standing Motion.
P. September Opinion and Order.  On September 13, 2011, this Court issued the September Opinion and entered the September Order that, among other things (i) found that this Court has jurisdiction to approve the Global Settlement Agreement [September Opinion at 16, 22-23]; (ii) reaffirmed its conclusion that the settlements underlying the Initial Global Settlement Agreement, which were at that time embodied in the Global Settlement Agreement, and all the transactions contemplated therein are fair and reasonable [id. at 26, 35, 101];

(iii) ordered that this Court’s ruling with respect to the Global Settlement Agreement constitutes the “law of the case” [id. at 27]; (iv) overruled objections that the Modified Sixth Amended Plan was not proposed in good faith [id. at 73]; and (v) denied confirmation of the Modified Sixth Amended Plan, but identified certain modifications that, if incorporated, would permit confirmation thereof.  The September Opinion also granted the Standing Motion with respect to certain equitable disallowance claims, but stayed all proceedings related to the Standing Motion and directed certain parties to participate in mediation (the “Mediation”) to explore a possible settlement of the Standing Motion and any issues that remained an impediment to confirmation of a plan of reorganization.  Id. at 138.
Q. Valuation.  Pursuant to the September Opinion, and on the basis of the evidence presented at the July Confirmation Hearing, this Court determined that “the value of the existing business of WMMRC (assuming no new business is generated or acquisitions are made) is . . . $140 million.”  Conf DX 442 – September Opinion at 45.  In addition, this Court determined that Reorganized WMI’s total enterprise value is $210 million, taking into account the value of net operating losses (“NOLs”) potentially available to Reorganized WMI, including both “the value of the NOLs to the existing WMMRC business” (which the Court determined had a value of $20 million) and the value of “the NOLs that might be able to be used in the event of a future acquisition of a profitable business” (which this Court determined had a value of $50 million).  Conf DX 442 – September Opinion at 47, 62.  This Court’s finding as to the value of the NOLs that might be able to be used in the event of a future acquisition of a profitable business was “based on the Court’s conclusion that the Reorganized Debtor should be able to raise additional capital and debt over the next twenty years equal to twice the value of its current assets which will be invested in restarting the reinsurance business of WMMRC or acquiring other related businesses.”  Conf DX 442 – September Opinion at 62.
R. Appeals from the September Opinion and September Order.  Several parties filed notices of appeal (the “September Appeals”) from the September Opinion and September Order: (i) AAOC,3 with (a) Aurelius [D.I. 8670] filing individually and (b) Appaloosa, Owl Creek and Centerbridge filing jointly [D.I. 8673]; (ii) the Creditors’ Committee [D.I. 8726]; (iii) the Debtors [D.I. 8785]; (iv) the Equity Committee, which filed a conditional notice of cross-appeal [D.I. 8791]; (v) the WMB Noteholders [D.I. 8679]; (vi) Normandy Hill Capital L.P. (“Normandy Hill”) [D.I. 8671]; and (vii) Wells Fargo [D.I. 8771] (collectively, the “September Appellants”).
S. Mediation.  By order, dated October 10, 2011 [D.I. 8780], this Court appointed the Honorable Raymond Lyons, United States Bankruptcy Judge, as mediator (the “Mediator”), and directed the following parties to participate in the Mediation: (i) the Debtors, (ii) the Creditors’ Committee, (iii) the Equity Committee, (iv) Aurelius, (v) Appaloosa, (vi) Centerbridge, (vii) Owl Creek, (viii) the TPS Consortium and the TPS Group, (ix) the WMB Noteholders, (x) Normandy Hill, (xi) The Bank of New York Mellon Trust Company, N.A., (“BNY Mellon”), in its capacity as Indenture Trustee for the Senior Notes, and (xii) the WMI Noteholders Group (as such term is used in the September Opinion) (collectively, the “Mediation

3 “AAOC” means each of (a) Appaloosa Management L.P., Appaloosa Investment L.P.I, Palomino Fund Ltd., Thoroughbred Fund, L.P., and Thoroughbred Master Ltd. (collectively, “Appaloosa”), (b) Aurelius Capital Management, LP, Aurelius Capital Partners, LP and Aurelius Investment, LLC (collectively, “Aurelius”), (c) Owl Creek Asset Management, L.P., Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Overseas Fund, Ltd., Owl Creek Socially Responsible Investment Fund, Ltd., Owl Creek Asia I, L.P., Owl Creek Asia II, L.P., and Owl Creek Asia Master Fund, Ltd. (collectively, “Owl Creek”), and (d) Centerbridge Partners, L.P., Centerbridge Special Credit Partners, L.P., Centerbridge Credit Partners, L.P., and Centerbridge Credit Partners Master, L.P. (collectively, “Centerbridge”) and any other Affiliates of the funds listed in (a) through (d) above that own or, during the Chapter 11 Cases, owned securities issued by and/or have direct or indirect Claims against WMI.

 Parties”); provided, however, that Normandy Hill and BNY Mellon were not required to attend the Mediation.
T. The Mediation commenced on October 19, 2011.  At status conferences held on November 7, 2011, and on December 8, 2011, this Court granted the Mediator’s request for additional time to continue the Mediation.  As a result of the Mediation, discussions among the Debtors, the Creditors’ Committee, the Equity Committee, Aurelius, Appaloosa, Owl Creek, Centerbridge, and other Creditor constituencies culminated in certain modifications to the Modified Sixth Amended Plan, which are embodied in the Plan and which resolve, among other things, certain plan-related issues and objections, as well as the Standing Motion.
U. The Plan.  The Debtors filed the Plan and Disclosure Statement on December 12, 2011.  Like the Modified Sixth Amended Plan, the Plan is premised upon and incorporates the terms of the Global Settlement Agreement, which, as discussed above, this Court has already determined, pursuant to both the January Opinion and the September Opinion, to be fair, reasonable and in the best interests of the Debtors’ estates.  Conf DX 265 – January Opinion at 60; Conf DX 442 – September Opinion at 26, 35, 101.  In addition, as was the case pursuant to the Modified Sixth Amended Plan, pursuant to the Plan, WMI will reorganize around its sole remaining active subsidiary, WMMRC, a mortgage reinsurance company currently operating on a runoff basis.  Conf DX 569 - Goulding Decl. ¶ 54.  However, the Plan incorporates modifications thereto made after the Mediation to resolve the Standing Motion and certain plan-related issues and objections, as well as additional modifications that the Court determined, pursuant to the September Opinion, were required for the Modified Sixth Amended Plan to satisfy the confirmation requirements set forth in the Bankruptcy Code.  Conf DX 569 - Goulding Decl. ¶¶ 15, 19.

V. The Plan and Related Documents Are Consistent With the September Opinion.  Consistent with the September Opinion, (i) the Plan provides that Postpetition Interest Claims are (a) calculated using the federal judgment rate determined as of the Petition Date (1.95%), and (b) compounded annually; (ii) the form of Liquidating Trust Agreement filed with the Plan Supplement provides that the Liquidating Trustee may be removed by a majority vote of the members of the Trust Advisory Board; (iii) the provisions of the Plan and Liquidating Trust Agreement ensure that the Trust Advisory Board will adequately represent the constituencies of the Liquidating Trust at any given time4; (iv) the Plan provides that “[t]he individual(s) serving as or comprising the Liquidating Trustee shall be entitled to reasonable compensation in an amount consistent with that of similar functionaries in similar roles, the payment of which shall be subject to the approval of the court” (emphasis added); and (v) the Plan provides that fees paid pursuant to Section 41.18 of the Plan must be approved by the Court.  See Conf DX 442 - September Opinion at 24-25, 77-78, 89-90; Conf DX 432A - Plan §§ 1.231; 1.169; 27.12; 41.18; Conf DX 434 – Liquidating Trust Agreement §§ 4.1, 6.4, 7.7, 8.2.  Accordingly the Plan incorporates modifications resolving each of the areas of concern raised by the Court in the September Opinion.
W. The Compromise and Settlement Embodied in the Plan is Fair, Reasonable and in the Best Interests of the Debtors’ Estates.  The Plan is the result of extensive arms’ length negotiations among the Debtors, the Creditors’ Committee, the Equity Committee, and

4 Specifically, the Trust Advisory Board will have an oversight function with respect to the Liquidating Trust and, initially, shall be comprised of ten (10) members, four (4) members solely selected by the Creditors’ Committee, four (4) members selected solely by the Equity Committee, one (1) member selected by the Creditors’ Committee and approved by the Equity Committee, which approval shall not be unreasonably withheld, and one (1) member selected by HoldCo Advisors, LLC serving in a non-voting ex officio capacity,.  Conf DX 432A – Plan § 1.231.  The composition of the Trust Advisory Board may change only in accordance with the provisions of the Liquidating Trust Agreement. Id.

significant Creditor constituencies, Conf DX 569 - Goulding Decl. ¶ 33, and, among other things, resolves the Standing Motion and has the full support of the Equity Committee.  Conf DX 432 - Disclosure Statement at 10.  Pursuant to the Plan, all of the September Appeals will be deemed withdrawn, with prejudice, and the Equity Committee will cause the withdrawal and dismissal, with prejudice, of the January Equity Committee Appeal, the Equity Committee Adversary Proceeding, and Equity Committee Action to Compel.  Id.; Conf DX 432A - Plan §§ 33.1; 41.17.
X. Any attempt to confirm a chapter 11 plan without the compromises and settlements embodied in the Plan would have invited significant confirmation objections by the Equity Committee, among others, including with respect to issues related to the Standing Motion and the effect that such disputes would have with respect to distributions pursuant to any such plan.  Conf DX 432 - Disclosure Statement at 10.  Without addressing the merits, it is beyond doubt that such issues were likely to lead to further contested confirmation hearings, significant delays in confirmation of a plan, and erosion of Creditor distributions.  Id.; see also Hr’g Tr. 10/6/11 83:19–23.
Y. The detrimental effects of further delay in confirmation and consummation of a plan in the Chapter 11 Cases cannot be underestimated.  Conf DX 432 - Disclosure Statement at 10.  As delay in consummation of a plan would have been accompanied by a continued accrual of interest and fees in significant amounts and the attendant depletion of estate assets and increase in total Claims, further delay would have significantly eroded recoveries for the Debtors’ junior-most Creditors and stakeholders.  Id.  Unlike the Modified Sixth Amended Plan, the Plan resolves many of the objections and issues that have been or could be raised, regardless of the merits.  Id.  Furthermore, as a result of the compromises and settlements, Reorganized WMI will receive the Senior Notes Release Consideration and the Senior Subordinated Notes Release Consideration in the aggregate amount of $75 million, access to the Credit Facility to be provided by certain members of AAOC, and, to the extent available, Runoff Proceeds having a face value of $10 million, subject to the priority scheme set forth in the documents governing the Runoff Notes, as well as certain potential Litigation Proceeds.  Id.; see alsoNotice of Lenders Under the Credit Facility [D.I. 9671].  Thus, it was a reasonable exercise of business judgment for the Debtors to conclude that the Plan was more likely to result in an expeditious exit from bankruptcy and prevent further deterioration of Creditors’ recoveries than any alternative plan.  Conf DX 432 - Disclosure Statement at 10.  The Court finds that the compromises and settlements embodied in the Plan are fair, reasonable, in the best interests of the Debtors’ estates and above the lowest level of the range of reasonableness.
The Solicitation Process

Z. Adequacy of Disclosure Statement.  Pursuant to the Disclosure Statement Order, entered on January 13, 2012, this Court approved the Disclosure Statement and found, among other things, that the Disclosure Statement contained “adequate information” within the meaning of section 1125 of the Bankruptcy Code and authorized the Debtors to solicit acceptances and rejections of the Plan, as well as certain elections with respect thereto.  Conf DX 432B – Disclosure Statement Order.  Prior to the transmission of the Disclosure Statement, the Debtors did not solicit acceptances of the Plan by any holder of Claims or Equity Interests.  See Conf DX 569 – Goulding Decl. ¶ 30.
AA. Solicitation and Notice.  As described in the Voting Certifications, the (i) Disclosure Statement Order, (ii) Confirmation Hearing Notice, (iii) Disclosure Statement (which includes as an exhibit a copy of the Plan), (iv) Ballots, (v) Election Forms, and (vi) Notices of Non-Voting Status (collectively, the “Solicitation Packages”) were served in compliance with the Bankruptcy Code, Bankruptcy Rules, Local Bankruptcy Rules, and the Disclosure Statement Order.  See Conf DX 570 – Klamser Decl. ¶ 11-22; Conf DX 571 – Sharp Decl. ¶¶ 11-21; Conf DX 18 – Klamser Decl. for the Sixth Amended Plan ¶ 3; Conf DX 19 – Sharp Decl. for the Sixth Amended Plan ¶ 3.
BB. On January 25, 2012, the Debtors caused the posting with the Depository Trust Company of a communication to holders of PIERS Claims in Class 16 from Whitebox Advisors, LLC, who had issued an earlier communication to holders of PIERS Claims in Class 16, which earlier communication was included in the Solicitation Packages pursuant to the Procedures Order.  Conf DX 571 – Sharp Decl. ¶ 19.  The second communication of Whitebox Advisors, LLC was served on Class 16 and posted at www.kccllc.net/wamu.  Id.; Class 16 Letter Service Affidavit.
CC. The (a) service of the Solicitation Packages, (b) publication of the Confirmation Hearing Notice, and (c) notice of the Ballot Date:  (i) were adequate and sufficient under the circumstances of these Chapter 11 Cases; (ii) provided adequate and sufficient notice of the Ballot Date, the deadline for objecting to confirmation of the Plan, the method of voting, and the date, time, and location of the Confirmation Hearing; (iii) provided holders of Claims and Equity Interests with a reasonable period of time to make an informed decision to accept or reject the Plan and to make certain elections provided thereunder; (iv) were in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, the Disclosure Statement Order, and any other applicable orders and rulings of the Court; and (v) provided due process to all parties in interest in these Chapter 11 Cases.  See Service Affidavits; Conf DX 570 – Klamser Decl. ¶¶ 11-22; Conf DX 571 – Sharp Decl ¶¶ 11-21; Conf DX 18 – Klamser Decl. for the Sixth Amended Plan ¶ 3; Conf DX 19 – Sharp Decl. for the Sixth Amended Plan ¶ 3.

DD. With respect to holders of Equity Interests, efforts to ensure that (a) service of the Solicitation Packages, (b) publication of the Confirmation Hearing Notice, and (c) notice of the Ballot Date to such holders gave such holders a reasonable period of time to make an informed decision to accept or reject the Plan and to make certain elections provided thereunder went above and beyond what was required.  For example, the Disclosure Statement Order, as modified on the record of the Confirmation Hearing, provides that holders of Preferred Equity Interests and Common Equity Interests have until March 7, 2012 to submit elections with respect to the releases set forth in Section 41.6 of the Plan, notwithstanding that the Ballot Date was February 9, 2012 for all holders of Claims and Equity Interests other than holders of Dime Warrants, for whom the Ballot Date is February 29, 2012.  Conf DX 431 – Disclosure Statement Order ¶¶ 46-47.  In addition, on January 13, 2012, the Equity Committee issued a press release recommending that all foreign Equity Interest holders immediately contact their Voting Nominees to request that the Voting Nominee immediately contact KCC to request electronic receipt of the Solicitation Packages and instructions on how to properly process responses.  See Conf DX 540 - Equity Committee Press Release to Foreign Shareholders, dated January 13, 2012 (the “Foreign Shareholders Press Release”).  The Foreign Shareholders Press Release further (1) provided that all ballots must be returned to the applicable Voting Nominee, not KCC, (2) provided notice of the Ballot Date, (3) provided notice of the February 28, 2012 deadline for submission of elections with respect to the releases set forth in Section 41.6 of the Plan for holders of Preferred Equity Interests and Common Equity Interests (which deadline was subsequently extended, by the Debtors on the record of the Confirmation Hearing, to March 7, 2012), and (4) encouraged holders to avoid delay in returning Ballots.  Id.  The Debtors’ efforts in this regard were largely successful, as 96.46% (by dollar amount) of holders of Senior Note

 Claims, 99.71% (by dollar amount) of holders of Senior Subordinated Notes Claims, 97.22% (by dollar amount) of holders of PIERS, 87.26% (by dollar amount of liquidation preference) of holders of Preferred Equity Interests, and 63.70% (by number of shares) of holders of Common Equity Interests voted on the Plan.
EE. No other or further notice with respect to the Plan or the Confirmation Hearing is required.  Based upon the foregoing, the Debtors, the Creditors’ Committee, the Equity Committee, and each of their respective successors, predecessors, control persons, members, officers, directors, employees, agents, attorneys, financial advisors, investment bankers, accountants, and other retained professionals, and any and all affiliates, members, managers, shareholders, partners, employees, attorneys, and advisors of the foregoing (i) have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code, Bankruptcy Rules, the Local Bankruptcy Rules, and any applicable nonbankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with all their respective activities relating to the solicitation of acceptances to the Plan or elections thereunder and their participation in the activities described in section 1125 of the Bankruptcy Code and (ii) shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of securities under the Plan and, therefore, are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or elections thereunder or the offer and issuance of the securities under the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and, to the extent such parties are listed therein, the exculpation provisions set forth in Section 41.8 of the Plan.  Conf. DX 432A - Plan § 41.8.
FF. Voting.  As evidenced by the Voting Certifications, votes to accept or reject the Plan were solicited and tabulated fairly, in good faith, and in a manner consistent with the order approving the disclosure statement for the Sixth Amended Plan (the “Prior Disclosure Statement Order”), the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules.  See Conf DX 570 – Klamser Decl. ¶¶ 3, 11-24; Conf DX 571 – Sharp Decl. ¶¶ 3, 9, 11-24; Conf DX 18 – Klamser Decl. for the Sixth Amended Plan ¶ 3; Conf DX 19 – Sharp Decl. for the Sixth Amended Plan ¶ 3.
GG. Plan Elections.  As set forth in the Voting Certifications, elections made by holders of Claims and Equity Interests pursuant to the Plan were and continue to be solicited, tabulated, and implemented fairly, in good faith, and in a manner consistent with the Plan, the Prior Disclosure Statement Order, the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.  See Conf DX 570 – Klamser Decl. ¶ 11-24, 31-33; Conf DX 571 – Sharp Decl ¶ 11-24, 31-35; Conf DX 18 – Klamser Decl. for the Sixth Amended Plan ¶ 36; Conf DX 19 – Sharp Decl. for the Sixth Amended Plan ¶ 36.
HH. Plan Supplement.  All materials contained in the Plan Supplement comply with the terms of the Plan, and the filing, notice, and service of such documents were done in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules, and no other or further notice is or shall be required.  See Service Affidavits; Conf DX 434 – Plan Supplement.
Compliance with the Requirements of Section 1129 of the Bankruptcy Code

II. Plan Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)).  As required by Bankruptcy Rule 3016, the Plan is dated and identifies the Debtors as proponents.

Conf DX 432A – Plan at 1, 108.  In addition, the Plan contains provisions consistent with the requirements of sections 1122 and 1123 of the Bankruptcy Code:
(1) Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)).  With the exception of Administrative Expense Claims and Priority Tax Claims, which need not be classified, Article IV of the Plan classifies twenty-three (23) Classes of Claims and Equity Interests.  Conf DX 432A – Plan Art. IV.  The Claims or Equity Interests in each Class are substantially similar to the other Claims or Equity Interests, as the case may be, in each such Class.  Conf DX 569 – Goulding Decl. ¶ 29.  All the Preferred Equity Interests in Class 19 are substantially similar notwithstanding differences in the liquidation preferences on a per share basis between various of the series of Preferred Equity Interests because, among other things, (i) each series of the Preferred Equity Interests is a separately designated series of a single class of WMI preferred stock, and (ii) each of the series of Preferred Equity Interests ranks on parity with each of the others in terms of those aspects of such interests affecting their legal status in relation to the Debtors’ assets, namely, their equal standing with respect to priority of payment in the event of a liquidation.  See Order Denying Motion of the Consortium of Trust Preferred Security Holders to Determine Propriety of Proposed Classification of Interests Subject to Treatment Under Class of the Plan of Liquidation, dated January 11, 2012 [D.I. 9398]; Hr’g Tr. 1/11/2012 at 94:3-11 (denying motion for reclassification filed by certain Trust Preferred Securities holders on the basis that such holders have “the exact same [rights] as the other[] [holders of Preferred Equity Interests,” but stating that “the liquidation preference has to be accounted for, used as the calculation for determining the votes in that class”).
(2) To the extent that Unsecured Claims or Equity Interests of equal priority are placed in different Classes pursuant to the Plan, valid business, factual, and/or legal reasons exist for such separate classification, and such classification does not unfairly discriminate between holders of Claims and Equity Interests.  Conf DX 569 – Goulding Decl. ¶ 29.  Specifically, with respect to the separate classification of Unsecured Claims of equal priority:
(i)
The Claims in each of Classes 2, 3 and 16 relate to notes issued by WMI, but such notes arose from different debentures, each with slightly different legal rights, including, among other things, inter-creditor contractual subordination provisions.

(ii)
The Claims in Classes 4 through 11 are for liabilities related to certain assets transferred to JPMC pursuant to the P&A Agreement, or to be transferred to JPMC pursuant to the Global Settlement Agreement and, accordingly, JPMC has agreed to satisfy such Claims.

(iii)
The Claims in Classes 14 and 15 relate to guarantees issued by WMI of funded indebtedness of WMB and are governed by slightly different underlying documentation (both as compared to other Unsecured Claims as well as compared to one another).

(iv)
The Claims in Classes 17A and 17B relate to funded indebtedness of WMB, with respect to which such holders asserted related Claims against WMI.  The Claims in Class 17A are contractually senior to the Claims in Class 17B, and the Claims in Class 17B represent only derivative, and not direct, Claims against the Debtors.

See Conf DX 569 – Goulding Decl. ¶ 29.  With respect to the separate classification of Equity Interests of equal priority:

(i)
Although the Dime Warrants and Common Equity Interests in Classes 21 and 22, respectively, represent common stock interests, the Dime Warrants arise from a different, unrelated issuance of securities.  Moreover, unlike holders of Common Equity Interests, voting by and distributions to Dime Warrants holders are governed by the LTW Stipulation.  Pursuant to the LTW Stipulation, unlike holders of Common Equity Interests, holders of Dime Warrants will receive certain distributions as holders of Allowed General Unsecured Claims and Allowed Subordinated Claims in addition to certain distributions as holders of Allowed Equity Interests.

See id.; Conf DX 567 - LTW Settlement Approval Order.  In addition to the above justifications, such separate classification does not unfairly discriminate between holders of similar Claims and Equity Interests.  See Conf DX 569 – Goulding Decl. ¶ 29.  Moreover, the definition and classification of Convenience Claims in Class 13 is reasonable and necessary for administrative convenience.  Id.
(3) Unimpaired Classes Specified (11 U.S.C. § 1123(a)(2)).  Class 1 (Priority Non-Tax Claims), Class 4 (WMI Medical Plan Claims), and Class 7 (Qualified Plan Claims) (collectively, the “Unimpaired Classes”) are unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.  Conf DX 432A – Plan § 31.1; Conf DX 569 – Goulding Decl. ¶ 29.
(4) Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)).  Articles VI, VII, IX, X, and XII through XXVI and Section 30.1 of the Plan designate Class 2 (Senior Notes Claims), Class 3 (Senior Subordinated Notes Claims), Class 5 (JPMC Rabbi Trust/Policy Claims), Class 6 (Other Benefit Plan Claims), Class 8 (WMB Vendor Claims), Class 9 (Visa Claims), Class 10 (Bond Claims), Class 11 (WMI Vendor Claims), Class 12 (General Unsecured Claims), Class 12A (Late-Filed Claims), Class 13 (Convenience Claims), Class 14 (CCB-1 Guarantees Claims), Class 15 (CCB-2 Guarantees Claims), Class 16 (PIERS

 Claims), Class 17A (WMB Senior Notes Claims), Class 17B (WMB Subordinated Notes Claims), Class 18 (Subordinated Claims), Class 19 (Preferred Equity Interests), Class 21 (Dime Warrants), and Class 22 (Common Equity Interests) (collectively, the “Impaired Classes”) as impaired within the meaning of section 1124 of the Bankruptcy Code and clearly specify the treatment of the Claims and Equity Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.  Conf DX 432A – Plan Arts. VI, VII, IX, X, XII through XXVI, § 31.1; Conf DX 569 – Goulding Decl. ¶ 23.
(5) No Discrimination (11 U.S.C. § 1123(a)(4)).  Pursuant to the Plan, the treatment of each Claim against or Equity Interest in the Debtors, in each respective Class, is the same as the treatment of every other Claim or Equity Interest in such Class, except to the extent that a particular holder has elected different treatment (and, even in such circumstances, each holder was offered the very same election), thereby satisfying section 1123(a)(4) of the Bankruptcy Code.  See Conf DX 569 – Goulding Decl. ¶ 29.  This does not violate section 1123(a)(4), as any applicable elections (i.e., Runoff Notes Election and Reorganized Common Stock Election), consistent with the January Opinion, have been made available, as applicable, to all holders within a Class, including holders of Disputed Claims and Dime Warrants.  See Conf DX 265 – January Opinion at 101.  All members of each Class, including holders of Disputed Claims as of the Effective Date that subsequently become Allowed Claims and holders of Dime Warrants will receive the same ultimate percentage recovery on account of their Claims, irrespective of whether they elected (if applicable) to receive Runoff Notes or Reorganized Common Stock.  See Conf DX 432A – Plan §§ 6.2, 7.2, 16.1, 18.2, 19.2, 20.2; Conf DX 569 – Goulding Decl. ¶ 29.

(6) In addition, holders of Claims and Equity Interests were provided with the opportunity to elect not to grant the releases set forth in Section 41.6 of the Plan (in which case, such non-releasing holders are not entitled to receive a distribution).  See Conf DX 432A – Plan § 41.6; Conf DX 569 – Goulding Decl. ¶ 29.  To the extent that holders of REIT Series elected to grant the releases in connection with the Sixth Amended Plan, such holders also are entitled to receive a distribution from JPMC.  See Conf DX 432A – Plan § 2.1(h); Conf DX 255H, 402, 422 – Global Settlement Agreement (as amended) § 2.24; Conf DX 431 – Disclosure Statement Order at 12; see also Conf DX 265 – January Opinion at 102-103 (approving the treatment of the REIT Series over objection that such treatment was discriminatory as to other holders of Preferred Equity Interests and finding that “[t]o the extent that the REIT Holders are receiving anything more than other preferred shareholders, they are receiving it directly from JPMC in exchange for the releases”).
(7) Implementation of the Plan (11 U.S.C. § 1123(a)(5)).  The Plan and the various documents and agreements set forth in the Plan Supplement and other related documents provide adequate and proper means for implementation of the Plan, including (a) the creation of a Liquidating Trust pursuant to Article XXVII of the Plan, (b) the transfer of certain property of the Debtors’ estates to JPMC, the FDIC Receiver, and the Liquidating Trust, as set forth more fully in the Plan and Global Settlement Agreement, (c) the distribution and/or issuance, as the case may be, of Cash, Reorganized Common Stock, Runoff Notes and Liquidating Trust Interests, as set forth in Articles XXXI and XXXII of the Plan, (d) the prompt release of the tax refunds from the JPMC Escrow Account, the Washington Mutual Escrow Account, and the FDIC Escrow Account in accordance with and as defined in Section 2.4 of the Global Settlement Agreement, (e) the retention by the Reorganized Debtors of all remaining property of the Debtors’ estates, (f) the cancellation of all documents, agreements, and instruments evidencing Claims against or Equity Interests in the Debtors, except as provided in the Plan, (g) the surrender of all instruments or notes, pursuant to Section 32.6 of the Plan, (h) the curing of defaults with respect to assumed executory contracts and leases, pursuant to Article XXXIV of the Plan, (i) the entry by the Reorganized Debtors and the lenders thereto into the Credit Facility and all Financing Documents (as defined below), and (j) to the extent applicable, the adoption and filing of the Reorganized Debtors Certificates of Incorporation and the Reorganized Debtors By-Laws, as set forth in Article XL of the Plan and the Plan Supplement.  See Conf DX 432A – Plan Arts. XXVII, XXXI, XXXII, XXXIV, XL; Plan §§ 32.4, 32.6; Conf DX 434 – Liquidating Trust Agreement §§ 1.1, 1.3; Conf DX 569 – Goulding Decl. ¶ 29; Conf DX 434 – Plan Supplement; Conf DX 492 – Cure Notice.  Accordingly, the Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.
(8) Prohibition of Issuance of Non-Voting Securities (11 U.S.C. § 1123(a)(6)).  Article XL of the Plan provides that, as of the Effective Date of the Plan, the articles of incorporation and by-laws of the Debtors shall be amended and restated to provide substantially as set forth in the Reorganized Debtors Certificates of Incorporation and the Reorganized Debtors By-Laws, which, as set forth in the forms of such documents included with the Plan Supplement, prohibit the issuance of nonvoting equity securities, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.  Conf DX 432A – Plan Art. XL; Conf DX 569 – Goulding Decl. ¶ 29.  Accordingly, the Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.
(9) Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)).  Section 40.4 of the Plan provides that, on the Effective Date, the board of directors of each of the

 Reorganized Debtors shall consist of seven (7) persons: six (6) members selected by the Equity Committee (subject to the provisions of the TPS Stipulation) and one (1) member selected by the lenders party to the Credit Facility.  See Conf DX 432A – Plan § 40.4; Conf DX 569 – Goulding Decl. ¶ 29; Conf DX 434 – Plan Supplement, Ex. E (naming the proposed directors).  Pursuant to Section 40.5 of the Plan, the boards of directors of the Reorganized Debtors shall elect officers of the Reorganized Debtors as of or after the Effective Date.  See Conf DX 432A – Plan § 40.5; Conf DX 569 – Goulding Decl. ¶ 29.  Such provisions are consistent with the interests of creditors, equity security holders, and public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.
(10) Impairment/Unimpairment of Classes of Claims and Equity Interests (11 U.S.C. § 1123(b)(1)).  Claims in Classes 2, 3, 5, 6, 8, 9, 10, 11, 12, 12A, 13, 14, 15, 16, 17A, 17B and 18, and Equity Interests in Classes 19, 21 and 22 are impaired by the Plan.  Claims in Classes 1, 4 and 7 are not impaired by the Plan.  See Conf DX 432A – Plan Arts. V-XXV, § 30.1; Conf DX 569 – Goulding Decl. ¶ 29.  Accordingly, the Plan is consistent with section 1123(b)(1) of the Bankruptcy Code.
(11) Assumption and Rejection (11 U.S.C. § 1123(b)(2)).  Section 34.1 of the Plan provides that, on the Effective Date, all prepetition executory contracts and unexpired leases that exist between one or both of the Debtors and any Entity, and which have not expired by their own terms on or prior to the Confirmation Date, shall be deemed rejected by the Debtors, except for any executory contract or unexpired lease that (i) has been assumed, assumed and assigned, or rejected pursuant to an order of the Court entered prior to the Effective Date or (ii) that is specifically designated as a contract or lease to be assumed or assumed and assigned on the schedules to the Plan Supplement, including, without limitation, any executory contract or unexpired lease sold, accepted or transferred to one of the JPMC Entities pursuant to the terms of the Global Settlement Agreement.  See Conf DX 432A – Plan § 34.1; Conf DX 434D – Plan Supplement at Ex. D [D.I. 9488].  Pursuant to the Cure Notice, the Debtors provided notice of any defaults to be cured with respect to each agreement to be assumed or assumed and assigned by the Debtors.  Conf DX 492 – Cure Notice.  Specifically, there are no defaults to be cured with respect to the contracts to be assigned to JPMC.  Conf DX 492 – Cure Notice.  As a significant national bank with over $2 trillion in assets, JPMC, as assignee of certain of the contracts to be transferred, is financially sound and able to provide adequate assurances of future performance under such contracts.  Moreover, based upon the relative value to the Debtors post-Effective Date of the agreements that JPMC will obtain pursuant to the Plan, transfer of such contracts is within the Debtors’ reasonable business judgment, is warranted and is in the best interests of their chapter 11 estates.  Accordingly, the Plan is consistent with section 1123(b)(2) of the Bankruptcy Code.
(12) Settlement/Retention of Claims or Interests (11 U.S.C. § 1123(b)(3)).  The Plan is premised upon the Global Settlement Agreement, which is integral to the Plan and settles and compromises certain Claims and Causes of Action among the Debtors, the JPMC Entities, and the FDIC, and which settlement this Court has determined is fair and reasonable and is in the best interests of all creditors and above the lowest range of reasonableness.  See Conf DX 265 – January Opinion at 2; Conf DX 441 – September Opinion at 31-32; Conf DX 255H, 402, 422 – Global Settlement Agreement (as amended); Conf DX 569 – Goulding Decl. ¶ 29.  Section 41.11 of the Plan provides that, except as provided in the Plan, nothing contained in the Plan or this Order shall be deemed to limit, abridge or otherwise affect the rights of the Reorganized Debtors, the Creditors’ Committee, the Liquidating Trustee, the

JPMC Entities, the FDIC Receiver, or FDIC Corporate to enforce, sue on, settle or compromise the rights, claims and other matters expressly retained by any of them.  Conf DX 432A – Plan § 41.11; Conf DX 569 – Goulding Decl. ¶ 29.  The Debtors’ estates are retaining certain claims and causes of action against Persons other than the JPMC Entities pursuant to Section 28.1 of the Plan and the UCC Stipulation, and the Liquidating Trustee or the Creditors’ Committee, as applicable, shall have the right and power to litigate any Claim or Cause of Action that constitutes an Asset of the Debtors and their estates that is not otherwise settled or released pursuant to the Plan or the Global Settlement Agreement, including, without limitation, any avoidance or recovery action under section 541, 542, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code and any other cause of action, right to payment, or claim that may be pending on the Effective Date or instituted by the Debtors thereafter.  See Conf DX 432A – Plan § 28.1; Conf DX 434 – Liquidating Trust Agreement §§ 1.5, 9.6; Conf DX 569 – Goulding Decl. ¶ 29.  These provisions are consistent with section 1123(b)(3) of the Bankruptcy Code and are in the best interests of the Debtors’ estates and within the range of reasonableness.
(13) Sale of Assets (11 U.S.C. § 1123(b)(4)).  Although, pursuant to the Plan and Global Settlement Agreement, the Debtors are selling, transferring and assigning certain assets to the JPMC Entities pursuant to sections 363 and 365 of the Bankruptcy Code, such sale, transfer, and assignment does not constitute a sale of all or substantially all of the Debtors’ property. Conf DX 569 – Goulding Decl. ¶ 29; Opinion, dated Jan. 3, 2012 [Adv. No. 10-50911, D.I. 312] at 26 (stating that the Global Settlement Agreement “is not a sale of substantially all the assets of WMI.”)
(14) Modification of Rights (11 U.S.C. § 1123(b)(5)).  The Plan modifies the rights of holders of Claims in Classes 2, 3, 5, 6, 8, 9, 10, 11, 12, 12A, 13, 14, 15, 16,

17A, 17B, and 18, and Equity Interests in Classes 19, 21, and 22.  The Plan also leaves unaffected the rights of holders of Claims in Classes 1, 4 and 7.  Conf DX 432A – Plan Arts. V-XXV; Conf DX 569 – Goulding Decl. ¶ 29.
(15) Additional Plan Provisions (11 U.S.C. § 1123(b)(6)).  The Plan contains release, injunction and exculpation provisions in Article XLI of the Plan—including releases by the Debtors, the third party releases set forth in Section 41.6 of the Plan, consensual releases by holders of Claims and Equity Interests (to the extent they affirmatively elect to grant such releases and are entitled to receive a distribution pursuant to the Plan), and a customary exculpation provision (which provision is consistent with the January Opinion).  Conf DX 432A – Plan Art. XLI.  Such provisions are consistent with the January Opinion, are an integral component of the complex compromises underlying the Plan, the Global Settlement Agreement, and the compromise and settlement related to the Mediation that is incorporated in the Plan, are necessary for the Debtors’ reorganization and the realization of value for stakeholders, are the product of extensive arm’s-length negotiations, were necessary to the formation of consensus to support the Global Settlement Agreement and the Plan, and are, in light of the foregoing, appropriate.  See, e.g., Conf DX 265 – January Opinion at 58-60.  In addition, the third party releases set forth in Section 41.6 of the Plan are consensual and only are binding against consenting Entities who receive a distribution from the Debtors’ estates.  Conf DX 432A – Plan § 41.6.  Furthermore, the exculpation provision in Section 41.8 of the Plan is limited to a qualified immunity for acts of negligence, does not relieve any party of liability for gross negligence or willful misconduct, and provides exculpation only to the Debtors, the estates’ professionals, the Creditors’ Committee and the Equity Committee and their respective members and professionals, and the Debtors’ directors and officers.  Id. § 41.8.  Accordingly, the Plan is consistent with section 1123(b)(6) of the Bankruptcy Code.
(16) Vacatur.  Article XXXVI of the Plan notes several conditions precedent to the confirmation of the plan, including, among other things, the condition that this Court vacate, for all purposes, (a) the September Order to the extent it relates to the Standing Motion, and (b) those portions of the September Opinion that relate to the Standing Motion, namely, (i) Section III (H) of the September Opinion, pages 108 through 139, and (ii) the first sentence on page 68, footnote 31 on page 70 and the last paragraph of Section III(D) of the September Opinion, page 73. See Conf DX 432A - Plan § 36.1(a)(11).
(a)           Pursuant to Federal Rule of Civil Procedure 60(b), “on motion and just terms, the court may relieve a party or its legal representative from a final judgment, order, or proceeding” for, among other things, “any . . . reason that justifies relief,” Fed. R. Civ. Pro. 60(b), including, for example, when “exceptional circumstances” warrant vacatur because “the negative effects of vacating [the] case are relatively minor and the positive effects substantial.”  See, e.g., McKinney v. Philadelphia Hous. Auth., 2010 WL 2510382, at *1 (E.D. Pa. June 16, 2010).  The Third Circuit has advised that, when a party seeks vacatur of an order on appeal, several steps should be followed.  First, the requesting party should seek relief from the trial court pursuant to Rule 60(b).  Second, if the trial court “is inclined to grant the motion or intends to grant the motion . . . it should certify its inclination or its intention to the appellate court which can then entertain a motion to remand the case.  Once remanded, the . . . [trial] court will have the power to grant the motion, but not before.”  Venen v. Sweet, 758 F.2d 117, 123 (3d Cir.

1985); see also Fed. R. Civ. P. 62.1 (providing procedures for remand to resolve a motion that a court states it would grant or states raised a substantial issue); Fed. R. App. P. 12.1 (same).5
(b)           On January 9, 2012, the Debtors filed the Motion of Washington Mutual, Inc., and WMI Investment Corp. for an Order Pursuant to Bankruptcy Rule 9024, Federal Rule of Civil Procedure 60(b) and Section 105(a) of the Bankruptcy Code, to Vacate, in Part, the September Opinion and the September Order, as a Condition of Mediated Settlement Embodied in the Plan [D.I. 9358] (the “Vacatur Motion”), and, by order, dated January 25, 2012, the Court granted the Vacatur Motion and the relief requested therein [D.I. 9481].  Thereafter, pursuant to that certain Order Granting Appellants’ Joint Emergency Motion for Immediate, Limited Remand of Their Respective Pending Appeals to Enable the court to Vacate, In Part, Its September 13, 2011 Order and Opinion in Conjunction with Confirmation Proceedings on the Debtors’ Plan, dated February 9, 2012, the Delaware District Court remanded the September Appeals to this Court to enable the Court to vacate (a) the September Order to the extent it relates to the Standing Motion, and (b) those portions of the September Opinion relating to the Standing Motion, namely, (i) Section III(H) of the September Opinion, pages 108 through 139, and (ii) the first sentence on page 68, footnote 31 on page 70 and the last paragraph of Section III(D) of the September Opinion, page 73.

5 See also Freedom Wireless, Inc., v. Boston Commc’ns Group, Inc., 2006 WL 4451477 (D. Mass. Oct. 11, 2006) (granting motion to vacate after (i) movant filed Rule 60(b) motion with the district court; (ii) the district court stated its inclination to grant the motion if jurisdiction was reestablished; and (iii) the court of appeals granted a motion to remand); Tommy Hilfiger Licensing, Inc. v. Costco Cos., 2002 WL 31654958, at *3 (S.D.N.Y. Nov. 25, 2002) (“[T]he Court finds that the requested 60(b) relief is merited . . . [but] this Court does not actually grant vacatur at this time, but instead hereby advises the Second Circuit of its intention to grant such relief if the case is remanded for that purpose.”); In re Fairchild Aircraft Corp., 220 B.R. 909, 910 (Bankr. W.D. Tex. 1998) (bankruptcy court vacated its prior appealed decision, following remand from the district court).

(c)           Under the circumstances, the Court finds that exceptional circumstances exist, such that partial vacatur of the September Opinion and September Order, as a condition of the compromise and settlement embodied in the Plan, is warranted.  Specifically, as discussed in detail elsewhere herein, the Court has determined that the compromise and settlement incorporated in the Plan after the Mediation is fair, reasonable and in the best interests of the Debtors’ estates.  See supra ¶¶ W - Y.  Furthermore, pursuant to this Order, the Court has confirmed the Plan.  See infra ¶ 1.
(d)           Pursuant to the settlements and compromises by and among the Debtors, the Creditors’ Committee, the Equity Committee, and certain significant Creditor constituencies, which settlements and compromises are embodied in the Plan, (i) the shareholders of WMI will receive substantially all of the equity of Reorganized WMI, see Conf DX 432A - Plan, §§ 23.1, 24.1, 25.1, (ii) Reorganized WMI will receive the Senior Notes Release Consideration and the Senior Subordinated Notes Release Consideration in the aggregate amount of $75 million, access to the $125 million Credit Facility to be provided by certain members of AAOC, and, to the extent available, Runoff Proceeds having a face value of $10 million, subject to the priority scheme set forth in the documents governing the Runoff Notes, as well as certain potential Litigation Proceeds, (iii) granting partial vacatur of the September Order and September Opinion in furtherance of the settlement embodied in the Plan, and in conjunction with consideration of confirmation of the Plan, will enable the distribution of more than $7 billion in value to the Debtors’ stakeholders, see Conf DX 569 – Goulding Decl. ¶¶ 22, 25, (iv) absent the requested vacatur, the collapse of the Plan could result in the termination of the Global Settlement Agreement, see Conf DX 569 - Goulding Decl. ¶¶ 22, 25, which would mean the loss of billions of dollars in recoveries and the recommencement of litigation that the Court has already determined to be “the precise type of multi-faceted litigation that cries out for settlement” due to the multiplicity of issues, the complexity of the various arguments, and the significant risks associated with litigation of the multitude of claims asserted therein, see Conf DX 265 – January Opinion at 59, (v) if the Settlement is not consummated, recoveries for holders of Allowed PIERS Claims and, thereafter, for holders of Allowed CCB-1 Guarantees Claims and Allowed CCB-2 Guarantees Claims will evaporate, due to the additional incurrence of expenses and the ongoing accrual of postpetition interest, Conf DX 569 – Goulding Decl. ¶ 23, (vi) absent vacatur, the eight separate appeals of the September Opinion will proceed in at least one appellate court, if not more, which appellate process could last for years, imposing significant costs on the parties and the judicial system, Conf DX 569 – Goulding Decl. ¶ 23, (vii) if the requested relief is denied, the Settlement will be void and litigation over the Standing Motion, which could last for years, will continue, Conf DX 569 – Goulding Decl. ¶ 23; Conf DX 441 - September Opinion at 138, (viii) the portions of the September Order and September Opinion that the Motion seeks to vacate are fact-specific, unique to this bankruptcy, and are non-binding on other courts, Hr’g Tr. 1/25/11 48:13-49:22, (ix) vacating in part the September Order and September Opinion in furtherance of the Settlement will avoid further protracted litigation in this Court, in the Delaware District Court, and in the Third Circuit, Conf DX 569 – Goulding Decl. ¶ 24, and (x) the Settlement resolves a complex, multi-party action and will conserve the resources of this Court and potentially other courts, and similarly conserve the time, money, and resources of the Debtors, the Creditors’ Committee, the Equity Committee, and AAOC—all in furtherance of the public interest, Conf DX 569 – Goulding Decl. ¶ 24.
(e)           This Court finds that there is “a strong public policy in bankruptcy cases to encourage settlement.”  See 1/25/2012 Tr. at 49:23-24.  Here, this policy counsels in favor of granting the request for partial vacatur, especially in the context of the complex and contentious procedural history of this bankruptcy, the historic context in which it arose, and in light of the multitude of disputes that have arisen over the three year history of the Chapter 11 Cases, the vast majority of which are consensually resolved pursuant to the Plan.  Moreover, the Court’s determination, pursuant to the September Opinion and September Order, that the Equity Committee has standing to pursue certain equitable disallowance claims was merely a preliminary ruling.  In contrast to a ruling on the merits based upon a fully developed factual record after a full trial and discovery, the precedential value of the portions of the September Opinion and September Order that are related to the Standing Motion therefore is not high.  On the other hand, t he resolution of the Chapter 11 Cases pursuant to the Plan and the compromises and settlements embodied therein preserves estate resources, conserves judicial resources, and ensures that billions of dollars in distributions can be made to creditors and holders of equity interests who have waited over three years for any recovery.  This Court thus concludes that the Debtors have demonstrated the presence of “exceptional circumstances” warranting the requested vacatur and that the requested vacatur will serve the public interest.
JJ. Sale of Exempt Property (11 U.S.C. § 1123(c)).  The Debtors are not “individuals” (as that term is defined in the Bankruptcy Code) and, accordingly, section 1123(c) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.  Conf DX 569 – Goulding Decl. ¶ 29.
KK. Cure of Defaults (11 U.S.C. § 1123(d)).  Section 34.4 of the Plan provides for the satisfaction of default claims associated with each executory contract and unexpired lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code.  Conf DX 432A –  Plan § 34.4.  All cure amounts are set forth in the Cure Notice, and were determined in accordance with the underlying agreements and applicable bankruptcy and nonbankruptcy law.  Conf DX 569 – Goulding Decl. ¶ 29; Conf DX 492 – Cure Notice.  No party has objected to the Cure Notice.  Accordingly, the Plan complies with section 1123(d) of the Bankruptcy Code.
LL. Plan Proponents’ Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(2)).  Except as otherwise provided for or permitted by orders of the Court, the Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, the Prior Disclosure Statement Order (with respect to Class 17A and, with respect to certain elections, holders of REIT Series), and the Disclosure Statement Order (with respect to all other Classes) in transmitting the Solicitation Packages and in tabulating the votes and elections with respect to the Plan.  Conf DX 5B - Prior Disclosure Statement Order; Conf DX 570 – Klamser Decl. ¶ 11-22; Conf DX 571 – Sharp Decl. ¶ 11-21; Conf DX 18 – Klamser Decl. for the Sixth Amended Plan ¶ 3; Conf DX 19 – Sharp Decl. for the Sixth Amended Plan ¶ 3.  Accordingly, the Plan complies with section 1129(a)(2) of the Bankruptcy Code.
MM. Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).  Pursuant to the January Opinion and the September Opinion, the Court determined that both the Sixth Amended Plan and Modified Sixth Amended Plan were proposed in good faith.  Conf DX 265 – January Opinion at 106; Conf DX 441 – September Opinion at 73.  The Plan (including the Global Settlement Agreement and all other agreements, documents and instruments necessary to effectuate the Plan) is the result of extensive arm’s-length negotiations among, and with substantial input from, a large number of independent parties and their respective professionals, including during and as a result of the Mediation.  Conf DX 569 – Goulding Decl. ¶ 19.

Moreover, because the major provisions of the Modified Sixth Amended Plan are incorporated into the Plan, this Court’s good faith determinations in the January Opinion and September Opinion apply equally to the Plan.  See Conf DX 569 – Goulding Decl. ¶ 32.  The Plan achieves a reorganization of the Debtors, provides for a distribution to holders of Equity Interests, and properly distributes value to Creditors based upon their respective priorities, including through the enforcement of certain parties’ contractual subordination rights and implementation of parties’ elections with respect to distributions.  Conf DX 569 – Goulding Decl. ¶ 34.  The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtors’ estates, and to maximize distributions to all creditors.  Conf DX 569 – Goulding Decl. ¶ 31.
NN. The Court further finds that the financial accommodations to be extended pursuant to the Financing Documents are being extended by the lenders thereunder in good faith, for legitimate business purposes, and are reasonable.  In addition, despite efforts by the Debtors in accordance with Section 32.11 of the Plan, (i) the Debtors did not receive any other bona fide financing proposals with respect to the Reorganized Debtors, and (ii) two (2) parties contacted the Debtors regarding the Credit Facility, which parties were referred to the Equity Committee, and the Equity Committee declined to move forward with such parties.  Moreover, the Credit Facility has been negotiated in good faith and among independent parties.
OO. Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)).  Pursuant to the interim compensation procedures previously approved by this Court and established in these Chapter 11 Cases pursuant to section 331 of the Bankruptcy Code,6 all payments made or to be made by the Debtors to their retained professionals for services rendered

6 Amended Administrative Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals, dated November 17, 2008 [D.I. 302].

and expenses incurred in or in connection with these Chapter 11 Cases, or in connection with the Plan and incidental to these Chapter 11 Cases, have been or will be authorized and approved by this Court, subject to final review for reasonableness by this Court pursuant to section 330 of the Bankruptcy Code.  As set forth in Section 3.2 of the Plan, all Entities awarded compensation or reimbursement of expenses by the court in accordance with section 328, 330, or 331 of the Bankruptcy Code, or entitled to priorities established pursuant to section 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code, will have ninety (90) days following the Effective Date to submit final fee applications.  Conf DX 432A - Plan § 3.2. In addition, consistent with the determination set forth in the September Opinion, the Plan provides that fees and expenses of the Liquidating Trustee, other Trustees and certain creditors’ professionals listed in Section 41.18 of the Plan must be approved by the court as reasonable before being paid by the Debtors.  See Conf DX 441 - September Opinion at 23-24; Conf DX 432A – Plan §§ 27.12, 41.18; Conf DX 434A – Liquidating Trust Agreement §§ 4.1, 6.2(d), 6.4(l), 6.5(k), 6.6(b) and (c), 6.8(b), 7.7; Conf DX 569 – Goulding Decl. ¶ 35.
PP. Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)).  The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code.  Section 40.4 of the Plan provides that the boards of directors of each of the Reorganized Debtors shall consist of seven (7) persons: six (6) members selected by the Equity Committee (subject to the terms of the TPS Stipulation) and one (1) member selected by the lenders party to the Credit Facility.  Conf DX 432A – Plan § 40.4.  The Equity Committee has currently selected, as members of the Reorganized Debtors’ boards of directors, (i) Michael Willingham, (ii) Mark Holiday, (iii) Diane Glossman and (iv) Timothy Graham.  The member selected by the lenders party to the Credit Facility is Gene Davis.  Pursuant to Section 40.5 of the Plan, the boards of directors of the

Reorganized Debtors shall elect officers of the Reorganized Debtors as of or after the Effective Date.  Conf DX 432A - Plan § 40.5.  Each director and officer will serve in accordance with the terms and subject to the conditions of the Reorganized Debtors’ Certificates of Incorporation, the Reorganized Debtors’ By-Laws, and other relevant organizational documents, each as applicable.
QQ. The ten (10) initial members of the Trust Advisory Board shall (a) consist of (i) four (4) members selected solely by the Creditors’ Committee (subject to the terms of the Stipulation and Agreement Between the Debtors and Tricadia Capital Management, LLC With Respect to the Debtors’ Seventh Amended Plan, dated February 12, 2012), (ii) four (4) members selected solely by the Equity Committee (subject to the terms of the TPS Stipulation), (iii) one (1) member selected by the Creditors’ Committee and approved by the Equity Committee, which approval shall not be unreasonably withheld, and (iv) one (1) member selected by HoldCo Advisors, L.P. serving in a non-voting ex officio capacity, and (b) have an oversight function with respect to the Liquidating Trust, the composition of which may change only in accordance with the provisions of the Liquidating Trust Agreement.  Currently, (i) Wells Fargo Bank, N.A., Arnold Kastenbaum, Mayur Lakhani, and Marc Kirschner have been selected as the Creditors’ Committee’s designees to the Trust Advisory Board; (ii) Joel Klein, Michael Willingham, and the Honorable Douglas Southard have been selected as the Equity Committee’s designees to the Trust Advisory Board; (iii) Matthew Cantor has been selected as the joint designee to the Trust Advisory Board; and (iv) William Kosturos has been named the Liquidating Trustee.  Conf DX 434 – Liquidating Trust Agreement §§ 1.4, 6.1.  Further, Misha Zaitzeff, a principal of HoldCo Advisors, L.P. shall be appointed as an ex officio member to the Trust Advisory Board (with limited rights).  See Stipulation and Agreement Resolving Objection of HoldCo Advisors, L.P. to

the Debtors’ Plan , dated February 12, 2012 [D.I. 9683, Ex. 1].  If, prior to the Effective Date, the Equity Committee and Creditors’ Committee designate additional or substitute persons than those listed above to serve as one or more of such parties’ nominees, such committee shall file a notice thereof with this Court.  In addition, pursuant to Section 8.2 of the Form of Liquidating Trust Agreement that was filed as part of the Plan Supplement, the Liquidating Trustee may be removed by a majority vote of the members of the Trust Advisory Board.
RR. To address the concern of the Court that the composition of the Trust Advisory Board should change once creditors have been paid in full, the Trust Advisory Board members solely appointed by the Creditors’ Committee are subject to replacement on a staggered basis as and when all Allowed Claims approach satisfaction in full.
SS. No Rate Changes (11 U.S.C. § 1129(a)(6)).  The Plan does not provide for rate changes by any of the Reorganized Debtors.  Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable in these Chapter 11 Cases.  See Conf DX 569 – Goulding Decl. ¶ 39.
Converting to Chapter 7 Would Result in Delay, Added Costs, and Loss of Value

TT. Best Interest of Creditors (11 U.S.C. § 1129(a)(7)).  Recoveries pursuant to the Plan are equal to or in excess of those that would be available if the Debtors were liquidated pursuant to chapter 7 and, therefore, the Plan satisfies the “best interests” test set forth in section 1129(a)(7) of the Bankruptcy Code.
UU. Section 1129(a)(7) is satisfied as to each holder of a Claim in an unimpaired class of Claims, as they are deemed to have accepted the Plan.  As to the remaining Creditors, the Debtors’ Liquidation Analysis demonstrates that each of the Debtors’ creditors will receive at least as much, if not more, value under the Plan than it would receive in a hypothetical chapter 7 liquidation.  Conf DX 569 – Goulding Decl. ¶¶ 40-46.  Under either scenario, holders of claims in Class 17B receive nothing.  Id. ¶¶ 30, 45.

VV. In a chapter 7 liquidation, assuming a chapter 7 trustee is able to consummate a settlement of the issues resolved by the Global Settlement Agreement on the same terms and conditions as the Debtors, the cash available for distribution to creditors would consist mainly of the proceeds from the Global Settlement Agreement.  Conf DX 569 – Goulding Decl. ¶ 42.  The Debtors’ Liquidation Analysis assumes that the Global Settlement Agreement would still exist in a chapter 7 liquidation because, without consummation of a similar global settlement on similar terms as the Global Settlement Agreement or, in the alternative, litigating to finality each issue related to distribution of assets (which would take a substantial amount of time), a chapter 7 trustee would be unable to resolve all claims in these estates or make significant distributions.  Id.  As this Court has noted, however, the Debtors can provide no assurance that a global settlement agreement will be reached in the Chapter 7 Cases.  See Conf DX 265 – January Opinion at 95-96.  Without the Global Settlement Agreement, an additional $54 billion in claims would have to be considered.  See id.  This Court has concluded that, under a scenario where no similar global settlement agreement is consummated, the recovery under the Chapter 7 Cases would be less than the recovery under the Chapter 11 Cases.  See id.
WW. Cash distributions in a chapter 7 liquidation, however, would be delayed and significantly reduced by the costs and expenses of a chapter 7 liquidation, including fees payable to the chapter 7 trustee and its professional advisors, who would need to engage in a substantial amount of work to become familiar with the many complex legal and factual issues in the Debtors’ bankruptcy cases.  Conf DX 265 – Goulding Decl. ¶ 43.  This could “stall” the cases for a prolonged period of time while these new parties familiarize themselves with the background and status of the cases.  Id.  Given the complexities of these chapter 11 cases and the underlying assets and Claims, and after considering the time it took the Equity Committee upon formation to bring itself “up-to-speed” regarding the complex issues involved in the Chapter 11 Cases, a chapter 7 trustee and its professionals likely would require at least 2 to 4 months to familiarize themselves with the Debtors’ estates and their assets (the “Start-up Time”).  Id.  After the Start-up Time, the actual liquidation of the Debtors would continue for an additional estimated 2 to 4 months.  Id.  A conversion of these cases would result in an increase of $3 million in operational expenses and $37 million in professional fees, in addition to an estimated $37 million chapter 7 trustee transaction fee.  Id.; Conf DX 432C - Disclosure Statement, Ex. C at vi-vii.
XX. In addition to the foregoing, in a chapter 7 liquidation, a chapter 7 trustee would be forced to sell WMMRC quickly.  Conf DX 569 - Goulding Decl. ¶ 44.  Thus, creditors would suffer diminished recoveries because a “fire-sale” liquidation of WMMRC would substantially reduce the potential value of this asset, as compared to the value to be generated by reorganizing around this entity.  Id.  Moreover, third parties may be inclined to submit lower bids to a chapter 7 trustee knowing that the asset must be sold at any price. Id.  In any event, a chapter 7 liquidation would not permit WMMRC or any other entity to utilize the WMI tax group’s large NOLs on a go forward basis to any significant extent.  Id.
YY. Aside from the additional fees and expenses, and the reduction in available proceeds from a sale of WMMRC, any such delay would impact the recoveries of junior creditors subject to contractual subordination provisions who are obligated to “pay-up” to senior creditors until such senior creditors’ claims are paid in full, including postpetition interest at the contract rate that would continue to accrue.  Id. ¶ 45.  Accordingly, after contractual subordination, holders of PIERS Claims, CCB-1 Guarantee Claims, CCB-2 Guarantee Claims, Subordinated Claims, Preferred Equity Interests, and Common Equity Interests would recover nothing in a chapter 7 liquidation.  Id.  Such creditors and equity holders will thus recover substantially more value under the proposed Plan than they would through a chapter 7 liquidation.  Id.
ZZ. Based upon the foregoing, if these chapter 11 cases were converted to cases under chapter 7 of the Bankruptcy Code, there likely would be a several month delay in returns to creditors to conduct a liquidation that would result in the reduced estimated liquidation proceeds set forth in the Liquidation Analysis, as compared with the certainty and timing of distributions under the Plan.  Id. ¶ 46.  For some Creditors, such as holders of Allowed Senior Notes Claims, this would result in the same value recovered with respect to such holders’ Allowed Claims, but only after a significant delay.  Id.  For holders of Allowed Senior Subordinated Notes Claims and Allowed General Unsecured Claims (as well as holders of Allowed Senior Notes Claims with respect to such holders’ Claims for postpetition interest), however, this would mean a smaller recovery than that which is projected pursuant to the Plan.  Id.; see also Conf DX 432C - Disclosure Statement, Ex. C at v.  For holders of PIERS Claims, CCB-1 Guarantee Claims, CCB-2 Guarantee Claims, Subordinated Claims, Preferred Equity Interests, and Common Equity Interests, however, chapter 7 liquidation would mean that such holders’ recoveries would evaporate completely.  Conf DX 569 - Goulding Decl. ¶ 46.  Moreover, and as discussed above, there is no guarantee that a chapter 7 trustee would be able to consummate a global settlement on the same terms and conditions as the Debtors.7  Id.; Conf DX 265 – January Opinion at 95-96.  If this did not occur, the recoveries for creditors in all Classes could drop precipitously.  Conf DX 569 - Goulding Decl. ¶ 46.  The Court further notes that,

7 Additionally, Class 17A may see their recoveries disappear if a chapter 7 trustee withdraws its support for the settlement with the holders of WMB Senior Notes, and the WMB Senior Notes Claims are disallowed.

even after the Senior Notes Release Consideration and Senior Subordinated Notes Release Consideration are taken into account, holders of Allowed Senior Notes Claims and Allowed Senior Subordinated Notes Claims still fare the same or better pursuant to the Plan than they would in a chapter 7 liquidation.  Id. at n.20.  Accordingly, this Court finds the Plan satisfies section 1129(a)(7) of the Bankruptcy Code notwithstanding the payment pursuant to the Plan to Reorganized WMI of a small percentage of their recoveries by holders of Allowed Senior Notes Claims and Allowed Senior Subordinated Notes Claims.
AAA. Based upon the foregoing, recoveries pursuant to the Plan are greater than what estimated recoveries would be pursuant to a chapter 7 liquidation (except with respect to Classes receiving no distribution pursuant to the Plan, which would receive no distribution in either scenario).
BBB. Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)).  As set forth in the Voting Certifications, holders of Claims in Classes 2, 3, 5, 6, 10, 11, 12, 12A, 13, 14, 15, 16 17A, 18, 19, and 22 voted to accept the Plan.  See Conf DX 570 – Klamser Decl. ¶ 25. Conf DX 571 – Sharp Decl. ¶ 24; Conf DX 18 – Klamser Decl. for the Sixth Amended Plan ¶ 29.  Pursuant to the LTW Settlement Approval Order, votes on behalf of holders of interests in Class 21 were deemed cast in support of acceptance of the Plan.  Conf DX – Goulding Decl. ¶ 28 n.9.  However, because the distribution to the class of holders is through Classes 12, 18, and 22, such votes were cast in Classes 12, 18, and 22.  Id.   Pursuant to the TPS Stipulation, votes on behalf of holders of Equity Interests held by the TPS Funds (as defined in the TPS Stipulation) were deemed cast in support of acceptance of the Plan.  See Stipulation and Agreement Among the Debtors, the TPS Group, the TPS Consortium, the Equity Committee, and JPMorgan Chase Bank, N.A. With Respect to the Debtors’ Seventh Amended Plan [D.I.9705].  The Plan therefore satisfies section 1129(a)(8) of the Bankruptcy Code with respect to Classes 2, 3, 5, 6, 10, 11, 12, 12A, 13, 14, 15, 16, 17A, 18, 19 and 22.8  With respect to the other Classes, the Plan is confirmable because the Plan satisfies section 1129(b)(2) of the Bankruptcy Code.  As such, section 1129(a)(8) is satisfied.
CCC. Treatment of Administrative Expense Claims, Priority Non-Tax Claims, and Priority Tax Claims (11 U.S.C. § 1129(a)(9)).  The Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.  Section 3.1 of the Plan provides that, on the later to occur of (i) the Effective Date and (ii) the date on which an Administrative Expense Claim becomes an Allowed Claim, the Disbursing Agent shall pay to each holder of an Allowed Administrative Expense Claim, in Cash, the full amount of such Allowed Administrative Expense Claim.  Conf DX 432A – Plan § 3.1.  Section 5.1 of the Plan provides that, unless otherwise mutually agreed upon by the holder of an Allowed Priority Non-Tax Claim and the Debtors, on the later of (i) the Effective Date and (ii) the date such Allowed Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, or as soon thereafter as is practicable, the Disbursing Agent shall pay to each holder of an Allowed Priority Non-Tax Claim, in Cash, the full amount of such Allowed Priority Non-Tax Claim.  Conf DX 255 – Plan § 5.1.  Pursuant to Section 3.3 of the Plan, and as set forth in the Priority Tax Claim Election Notice, each holder of an Allowed Priority Tax Claim shall receive, in satisfaction, release, and exchange of such holder’s Allowed Priority Tax Claim, payment in full, in Cash, on or as soon as reasonably practicable following the later to occur of (i) the Effective Date and (ii) the date on which such claim becomes an Allowed Claim, and to the extent that payment is made after the Effective Date, together with interest accrued thereon at the applicable non-bankruptcy rate as of the calendar month in which this Order is

8 Class 8 contains no claims, and thus, no votes were cast on behalf of this class.

entered.  Conf DX 432A – Plan § 3.3; Conf DX 574 – Priority Tax Claim Election Notice; Conf DX 569 – Goulding Decl. ¶¶ 48-51.
DDD. Acceptance by Impaired Class (11 U.S.C. § 1129(a)(10)).  Fifteen (15) impaired Classes entitled to vote affirmatively accepted the Plan, thereby satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.  See Conf DX 570 – Klamser Decl. ¶ 25; Conf DX 571 – Sharp Decl. ¶ 24; Conf DX 18 – Klamser Decl. for the Sixth Amended Plan ¶ 29.
EEE. Feasibility (11 U.S.C. § 1129(a)(11)).  Pursuant to the September Opinion, and based on the evidence presented at the hearing on confirmation of the Modified Sixth Amended Plan, the Court determined that the value of WMMRC’s existing portfolio is $140 million and that, if it is assumed that Reorganized WMI raises new capital and acquires new businesses, the value of the NOLs that are potentially available to Reorganized WMI is $70 million.  Conf DX 441 – September Opinion at 43-45, 62.  Pursuant to the Plan, in addition to owning WMMRC and having the potential ability to apply the NOLs against its future taxable income, (see Conf DX 432A – Plan § 1.192; Conf DX 432 – Disclosure Statement at 221), Reorganized WMI will have unrestricted access to cash, as of the Effective Date, in the form of the $75 million Senior Notes Release Consideration and Senior Subordinated Notes Release Consideration that will be paid to Reorganized WMI by holders of Allowed Senior Notes Claims and Allowed Senior Subordinated Notes Claims.  Conf DX 432A – Plan §§ 6.1, 7.1; Conf DX 569 – Goulding Decl. ¶ 56.  Further, certain members of AAOC will provide Reorganized WMI a senior secured multi-draw term Credit Facility, in the aggregate original principal amount of $125 million, to be used by Reorganized WMI to finance working capital and general corporate purposes, as well as certain permitted acquisitions and originations, all subject to the terms and conditions of the Credit Agreement and the Financing Documents (as defined below).  See Conf DX 569 – Goulding Decl. ¶ 22.
FFF. As of the Effective Date, the Reorganized Debtors’ assets will exceed its liabilities.  See Conf DX 569 - Goulding Decl. ¶ 57.  Upon such date, Reorganized WMI will have only two sources of significant liability—loan loss reserves associated with the WMMRC Trusts and the Runoff Notes.  Id. ¶ 55. The loan loss reserves are limited to the assets available within each of the WMMRC Trusts.  Id.; Conf DX 432 - Disclosure Statement § IV.A.6.  Pursuant to the Plan, Reorganized WMI will issue Runoff Notes in the aggregate original principal amount of One Hundred Forty Million Dollars ($140,000,000.00) (subject to reduction as a result of the Reorganized Common Stock Elections, as discussed in Disclosure Statement).  Conf DX 569 - Goulding Decl. ¶ 55.  Such Runoff Notes are, except for the limited circumstances set forth in the governing indentures, non-recourse to the Reorganized Debtors and may only be satisfied by the Runoff Proceeds.  Id.  Except for the limited circumstances set forth in the governing indentures, Reorganized WMI has no obligation to satisfy any deficiency if the Runoff Proceeds prove to be insufficient to fully repay the Runoff Notes. Id.  The only other source of liability for Reorganized WMI relates to Reorganized WMI’s obligation to be a public reporting company. Id.
GGG. Additional sources of income for Reorganized WMI will potentially become available as well, including (i) an additional $10 million, as well as interest accrued thereon at a rate of thirteen percent (13%) per annum, in the form of a portion of the Runoff Proceeds, to the extent available and in accordance with the relative priorities thereto as set forth in the documents governing the Runoff Notes,9 (ii) certain potential Litigation Proceeds, and (iii) all distributions of Runoff Proceeds after all amounts due on the Runoff Notes have been paid in full, solely to the extent any such additional distributions are available.  Conf DX 569 – Goulding Decl. ¶ 56.
HHH. In light of the excess of their Effective Date assets over their liabilities, their potential additional sources of funding, and the general non-recourse nature of the Runoff Notes described above, the Court concludes that the Reorganized Debtors will be able to pay their liabilities as they become due.  For example, the Reorganized Debtors’ assets are more than adequate to cover the anticipated public reporting costs, as is demonstrated by the Debtors’ post-Effective Date financial projections, which show that Reorganized WMI will have a cash balance of Seventy-Four Million Eleven Thousand Dollars ($74,011,000.00) in the final year of such projections.  Conf DX 432 – Disclosure Statement at 210; Conf DX 569 - Goulding Decl. ¶ 57.  Accordingly, this Court concludes that confirmation of the Plan is not likely to be followed by the eventual liquidation of either of the Reorganized Debtors.  Rather, the Reorganized Debtors will have sufficient funds to continue to manage their assets and satisfy their liabilities.

9 Pursuant to the Plan, any eligible Creditor that elected to or that is otherwise entitled to receive Runoff Notes in lieu of Creditor Cash has the right to make a further election (a “Reorganized Common Stock Election”) to receive Reorganized Common Stock in lieu of (among other things) some or all of such Runoff Notes.  To the extent any such holder makes such a Reorganized Common Stock Election, such holder’s share of the Runoff Notes to which the Reorganized Common Stock Election was effective will not be issued, thereby reducing the aggregate amount of Runoff Notes outstanding and, subject to the relative priorities set forth in the documents governing the Runoff Notes, Reorganized WMI will retain (and will not transfer to the Liquidating Trust) Runoff Proceeds in an amount equal to the payments of principal and interest that would have been due on the Runoff Notes to which the Reorganized Common Stock Election was effective.  In the event that holders of Claims with rights to make Reorganized Common Stock Elections decline to tender Runoff Notes in the original principal amount necessary to reach the Runoff Threshold, Section 31.14(d) of the Plan deems AAOC to have made certain elections as set forth more fully therein to ensure that the Runoff Threshold is reached.

III. In addition, this Court concludes that the Debtors have sufficient funds to meet their post-Confirmation Date obligations to pay for the costs of administering and fully consummating the Plan and closing the Chapter 11 Cases.  In particular, pursuant to the provisions of the Plan and the Liquidating Trust Agreement, it is clear that the Liquidating Trust will have sufficient funds to manage the Liquidating Trust, maintain the Liquidating Trust assets, and make payments to the Liquidating Trust Beneficiaries.  Conf DX 432A - Plan § 27.10; Conf DX 434A - Liquidating Trust Agreement § 1.3.  The Liquidating Trust will consist of the Liquidating Trust Assets (as defined in the Plan), which include, among other things, the cash necessary to fund the Liquidating Trust.  See id. § 1.4; Conf DX 432A - Plan §§ 1.140, 27.3.
JJJ. Payment of Statutory Fees (11 U.S.C. § 1129(a)(12)).  Pursuant to Section 41.14 of the Plan, all fees currently payable pursuant to section 1930 of title 28, United States Code, as determined by the Bankruptcy Code, have been or will be paid on or before the Effective Date, thereafter as and when they become due, or otherwise pursuant to an agreement between the Reorganized Debtors and the United States Department Justice, Office of the United States Trustee, thereby satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code.  See Conf DX 432A – Plan § 41.14; Conf DX 569 – Goulding Decl. ¶ 59.
KKK. Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)).  Pursuant to Section 34.7 of the Plan, from and after the Effective Date, the Debtors, the Reorganized Debtors, and the Liquidating Trustee, as the case may be, shall (a) continue to perform any and all of their administrative obligations under the Benefit Plans and (b) continue to make any required minimum funding and insurance premium payments, until such time as the Debtors or the Liquidating Trustee, as the case may be, decides to transfer or terminate any such Benefit Plan in accordance with the terms and provisions of the documents and instruments relating thereto and applicable law.  Conf DX 432A – Plan § 34.7; Conf DX 569 – Goulding Decl. ¶ 60.  Thus, the Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.
LLL. No Domestic Support Obligations (11 U.S.C. § 1129(a)(14)).  The Debtors are not subject to any domestic support obligations.  Accordingly, section 1129(a)(14) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.  See Conf DX 569 – Goulding Decl. ¶ 61.
MMM. Debtors Are Not Individuals (11 U.S.C. § 1129(a)(15)).  The Debtors are not “individuals” (as that term is defined in the Bankruptcy Code) and, accordingly, section 1129(a)(15) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.  See Conf DX 569 – Goulding Decl. ¶ 62.
NNN. No Applicable Nonbankruptcy Law Regarding Transfers (11 U.S.C. § 1129(a)(16)).  The Debtors are each a moneyed, business, or commercial corporation and, accordingly, section 1129(a)(16) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases. See Conf DX 569 – Goulding Decl. ¶ 63.
OOO. No Unfair Discrimination; Fair and Equitable (11 U.S.C. § 1129(b)).  Class 9 (Visa Claims) voted to reject the Plan.10  Conf DX 569 – Goulding Decl. ¶ 64; Conf DX 570 – Klamser Decl. ¶ 25; Conf DX 571 – Sharp Decl. ¶ 24; Conf DX 19 – Sharp Decl. for Sixth Amended Plan ¶ 30.  Accordingly, the “cram down” requirements of section 1129(b) of the Bankruptcy Code must be satisfied with respect to Class 9.

10 Class 17B is not receiving any distribution pursuant to the Plan.  Conf DX 569 – Goulding Decl. ¶ 64.  In light of that fact, the Disclosure Statement Order provided that Class 17B was deemed to reject the Plan.  Conf DX 432B – Disclosure Statement Order ¶ M.  However, it must be noted that there are no Claims in Class 17B because any such Claims are derivative in nature and belong to the FDIC, and the Debtors are providing a distribution on account thereof to the FDIC Receiver pursuant to the Global Settlement Agreement.  Conf DX 569 - Goulding Decl. ¶ 65.  Because there are no Allowed Claims in Class 17B—indeed no Claims at all—it does not matter that Classes junior to such Class may receive or retain property on account of the Claims or Equity Interests classified therein.  Id. ¶ 66 n. 27.

PPP. Based upon the evidence proffered, adduced, and presented by the Debtors and supporters of the Plan at the Confirmation Hearing, the Plan does not discriminate unfairly and is fair and equitable with respect to Class 9, as required by sections 1129(b)(1) and (b)(2) of the Bankruptcy Code.  With respect to Class 9, except to the extent waived, no holder of a Claim or Equity Interest junior to each of the Claims classified in Class 9 will receive or retain any property pursuant to the Plan, unless and until such Classes are paid in full.  See Conf DX 569 – Goulding Decl. ¶ 66.  Specifically, Class 9 is being paid in full so holders of Claims junior to Class 9 may receive distributions pursuant to the Plan.  Id.
QQQ. The Plan provides for payment of Allowed Claims and, if appropriate, Postpetition Interest Claims on account of Allowed Claims.  Id. ¶ 67.  Distributions to claimants will be made in Cash, Liquidating Trust Interests that represent the right to receive future Cash distributions from the Liquidating Trust and, in certain circumstances, Runoff Notes and/or Reorganized Common Stock.  Id.  No Class is projected to recover more than one hundred percent (100%) on account of the Claims or Equity Interests, as the case may be, classified in each Class.  See Conf DX 432C - Disclosure Statement, Ex. C at 4-5.
RRR. No holder of a Claim or Equity Interest will receive more value than such respective Claim or Equity Interest (based on liquidation preference amount).  Conf DX 569 - Goulding Decl. ¶ 68.
SSS. Only One Plan (11 U.S.C. § 1129(c)).  Other than with respect to prior plans of reorganization filed in these cases, namely, the Sixth Amended Plan and Modified Sixth Amended Plan, the Plan is the only plan filed in each of these cases.  Conf DX 569 – Goulding Decl. ¶ 69.  Accordingly, section 1129(c) is inapplicable in these Chapter 11 Cases.

TTT. Principal Purpose of the Plan (11 U.S.C. § 1129(d)).  The principal purpose of the Plan is not the avoidance of taxes or the application of section 5 of the Securities Act of 1933, and no governmental unit has objected to confirmation of the Plan on any such grounds.  Id. ¶ 70.  The Plan, therefore, satisfies the requirements of section 1129(d) of the Bankruptcy Code.
UUU. Not a Small Business Case (11 U.S.C. § 1129(e)).  The Chapter 11 Cases are not “small business cases” as defined in the Bankruptcy Code.  Id. ¶ 71.  Accordingly, section 1129(e) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.
VVV. Satisfaction of Confirmation Requirements.  Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.
WWW. Implementation.  All documents necessary to implement the Plan, including those contained in the Plan Supplement and the Global Settlement Agreement, and all other relevant and necessary documents have been negotiated in good faith and at arm’s length and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements and not be in conflict with any federal or state law.  Without limiting the generality of the foregoing, the Debtors, prior to the Effective Date, and Reorganized WMI, from and after the Effective Date, are authorized to enter into the Credit Facility substantially on the terms set forth in the Plan and Plan Supplement.  The execution, delivery, or performance by the Debtors or Reorganized Debtors, as the case may be, of the Credit Facility and any documents in connection with the Credit Facility, including any guarantees and security documents (together, the “Financing Documents”), and the granting of all Liens and security interests thereunder, and compliance by the Debtors or Reorganized Debtors, as the case may be, with the terms thereof, is hereby authorized by, and will not conflict with, the terms of the Plan or the Confirmation Order.
XXX. Good Faith.  The Debtors will be acting in good faith if they proceed to (i) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby, including, without limitation, the Global Settlement Agreement, and (ii) take the actions authorized and directed by this Order.
YYY. Liquidating Trust.  Entry into the Liquidating Trust Agreement is in the best interests of the Debtors, the Debtors’ estates, and creditors and holders of Equity Interests.  The establishment of the Liquidating Trust, the selection of William C. Kosturos to serve as the Liquidating Trustee, and the form of the proposed Liquidating Trust Agreement (as it may be modified or amended) is appropriate and in the best interests of creditors and holders of Equity Interests.  The Liquidating Trust Agreement shall, upon execution, be valid, binding, and enforceable in accordance with its terms.
ZZZ. Preservation of Causes of Action.  It is in the best interests of the Debtors, their Creditors, and Equity Interest holders, that all Causes of Action, other than those expressly released pursuant to the Plan and the Global Settlement Agreement, be retained by the Liquidating Trust, as set forth in the Plan.
AAAA.   Retention of Jurisdiction.  This Court may properly and, upon the Effective Date shall, consistent with Article XXXVIII of the Plan, retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases, including, without limitation, all Causes of Action not otherwise released pursuant to the Plan and the matters set forth in Article XXXVIII of the Plan and section 1142 of the Bankruptcy Code.  Conf DX 432A - Plan, Art. XXXVIII.

Modifications of the Plan

BBBB.  Plan Modifications.  The Plan, as modified by the Plan Modifications, is consistent with and meets the requirements of section 1127 of the Bankruptcy Code because such modifications were filed prior to the solicitation of votes and elections on the Plan.
ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:
ORDER
1. Confirmation of the Plan.  The Plan and each of its provisions, as modified pursuant to the Plan Modifications and any revisions made at or subsequent to the Confirmation Hearing as set forth in this Order, including the Plan Supplement, and as may be modified pursuant to section 1127 of the Bankruptcy Code, shall be, and hereby are, CONFIRMED pursuant to section 1129 of the Bankruptcy Code.  The documents contained in the Plan Supplement are authorized and approved.  The terms of the Plan, as modified by the Plan Modifications and revisions made at or subsequent to the Confirmation Hearing, as set forth in this Order as well as in the revised composite copy attached hereto as Exhibit A, and including the Global Settlement Agreement and the Plan Supplement, as has and may be amended, are incorporated by reference into and are an integral part of this Order.
2. Compromise of Controversies.  For the reasons stated herein and in the January Opinion and September Opinion, the provisions of the Plan and the Global Settlement Agreement constitute a good faith, reasonable, fair, and equitable compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including, without limitation, the Global Settlement Agreement and the compromise and settlement incorporated into the Plan after the Mediation, and the entry of this Order constitutes approval of all such compromises and settlements pursuant to Bankruptcy Rule 9019 and sections 105(a), 363, and 365 of the

 Bankruptcy Code.  To the extent provided in the Plan and the Global Settlement Agreement, on the Effective Date, such compromises and settlements shall be binding upon the Debtors, the other parties to the Global Settlement Agreement, all Creditors, all holders of Equity Interests, and other Entities.
3. Global Settlement Agreement Approved.  The Court (a) approves the Global Settlement Agreement as a good faith compromise that is fair and reasonable and in the estates’ best interests and integral to the Plan, (b) hereby reaffirms its prior approval of the Global Settlement Agreement as set forth in the January Opinion and September Opinion and, (c) subject to the provisions of decretal paragraph 11 hereof, upon the Effective Date, authorizes and directs the consummation of the Global Settlement Agreement by all parties thereto.
4. Plan Settlement Approved.  The Court hereby approves the compromises and settlements embodied in the Plan after and as a result of the Mediation as fair, reasonable, and in the estates’ best interests and, upon the effectiveness of the Plan, authorizes and directs the consummation thereof.
5. Objections.  All Objections, responses to, and statements and comments, if any, in opposition to or inconsistent with the Plan and the Global Settlement Agreement shall be and hereby are, OVERRULED and DENIED in their entirety.  All withdrawn objections are deemed withdrawn with prejudice.
6. Equity Committee Actions and Appeals Deemed Withdrawn, With Prejudice.  As soon as practicable after the Effective Date, the Equity Committee shall take any and all actions necessary to cause the withdrawal, with prejudice, of each of the Equity Committee Adversary Proceeding, the Equity Committee Action to Compel, the January Equity Committee Appeal, and the Equity Committee’s cross-appeal from the September Opinion and

 September Order, as well as any other proceeding or action instituted by the Equity Committee with respect to the Debtors or the Global Settlement Agreement, including any appeals.
7. September Appeals.  As soon as practicable after the Effective Date, each of (i) AAOC, with (a) Aurelius filing individually and (b) Appaloosa, Owl Creek and Centerbridge filing jointly, (ii) the Creditors’ Committee, (iii) the Debtors, (iv) the WMB Noteholders, (v) Normandy Hill, and (vi) Wells Fargo Bank, National Association, solely in its capacity as the PIERS Trustee shall take any and all actions necessary to cause the withdrawal, with prejudice, of such Entities’ appeals from the September Opinion and September Order.
8. Treatment of Preferred Equity Interests.  Commencing on the Effective Date, and subject to the execution and delivery of a release in accordance with the provisions of Section 41.6 of the Plan, each holder of a Preferred Equity Interest, including, without limitation, each holder of a REIT Series, shall be entitled to receive such holder’s Pro Rata Share of seventy-five percent (75%) of (a) subject to the right of election provided in Sections 6.2(b), 7.2(b), 16.1(b)(ii), 18.2(b), 19.2(b) and 20.2(b) of the Plan, the Reorganized Common Stock, and (b) in the event that all Allowed Claims and Postpetition Interest Claims in respect of Allowed Claims are paid in full (including with respect to Allowed Subordinated Claims), any Liquidating Trust Interests to be redistributed.
9. Treatment of Common Equity Interests.  Commencing on the Effective Date, and subject to the execution and delivery of a release in accordance with the provisions of Section 41.6 of the Plan, each holder of Common Equity Interests shall be entitled to receive such holder’s Pro Rata Share of twenty-five percent (25%) of (a) subject to (i) the right of election provided in Sections 6.2(b), 7.2(b), 16.1(b)(ii), 18.2(b), 19.2(b), and 20.2(b) of the Plan and (ii) the rights of holders of Dime Warrants pursuant to the LTW Stipulation, the Reorganized

Common Stock, and (b) in the event that all Allowed Claims and Postpetition Interest Claims in respect of Allowed Claims are paid in full (including with respect to Allowed Subordinated Claims), any Liquidating Trust Interests to be redistributed.
10. Partial Vacatur of September Opinion and September Order.  The Court hereby vacates, for all purposes, (a) the September Order to the extent it relates to the Standing Motion, and (b) those portions of the September Opinion that relate to the Standing Motion, namely, (i) Section III (H) of the September Opinion, pages 108 through 139, and (ii) the first sentence on page 68, footnote 31 on page 70 and the last paragraph of Section III(D) of the September Opinion, page 73.  All official and unofficial publishers of the September Opinion and/or September Order are hereby advised that such portions of the September Opinion and the September Order have been vacated and should be removed from any publication and/or computer database.
11. Execution of Certain Documents.  Prior to the Effective Date, the Debtors and any and all other parties to such documents shall execute and take all other actions necessary to effect and execute the documents necessary to implement the Plan and the Global Settlement Agreement, including, without limitation, the Credit Facility and all related documents, and shall take any and all steps necessary, if any, to reflect or effectuate, as the case may be, the transfer of the Trust Preferred Securities to WMI and then to WMB, and to reflect JPMC as the sole legal, equitable and beneficial owner of the Trust Preferred Securities in accordance with Section 2.3 of the Global Settlement Agreement and in conformity with applicable law.  In accordance with Section 2.3 of the Global Settlement Agreement, with respect to matters related to the Trust Preferred Securities, all persons and entities shall be authorized and directed to take instructions solely from JPMC or its designee with respect to those items as to which the owner is entitled to give instructions, any and all persons and entities shall be authorized and directed to take necessary, proper or advisable actions and all other actions reasonably requested or instructed by JPMC to record, reflect, transfer, vest, assign, convey, and maintain, as necessary, that a transfer of the Trust Preferred Securities was made to WMI (and subsequently by WMI to JPMC) and that JPMC is the sole legal, equitable, and beneficial owner of the Trust Preferred Securities as transferee of WMI, including, without limitation, by:  (i) causing the applicable trustees, registrars, paying agents, depositary, and transfer agents to amend their records (including the securities registers of each Issuing Trust) to reflect a transfer of the Trust Preferred Securities to WMI and then to WMB, and to reflect JPMC as the sole legal, equitable, and beneficial owner of the Trust Preferred Securities; (ii) causing the trustees and boards of directors of the Issuing Trusts to take all necessary, proper and advisable action to reflect JPMC as the sole legal, equitable, and beneficial owner of the Trust Preferred Securities; and (iii) amending any agreements, articles, or declarations to reflect JPMC as the sole legal, equitable, and beneficial owner of the Trust Preferred Securities.
12. Implementation of the Plan.  subject to the provisions of decretal paragraph 11 hereof, on and after the Effective Date, the Debtors, the Reorganized Debtors, and the Liquidating Trust are authorized to (i) execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements, including, without limitation, those contained in the Plan Supplement and the Global Settlement Agreement, and including, without limitation, Section 2.3 of the Global Settlement Agreement, (ii) make any and all distributions and transfers contemplated pursuant to, and as provided for in, the Plan and the Global Settlement

Agreement, and (iii) take such other actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Global Settlement Agreement, including, among other things, all such actions delineated in Article XXXII of the Plan.  On the Effective Date, the appropriate officers or representatives of the Debtors, the Reorganized Debtors and the Liquidating Trust, as the case may be, and members of the boards of directors of the same (including, without limitation, the Trust Advisory Board), are authorized and empowered to issue, execute, file, and deliver or record such documents, contracts, instruments, releases, and other agreements, including those contained in the Plan Supplement, contemplated by the Plan and the Global Settlement Agreement, and make any and all distributions and transfers contemplated pursuant to, and as provided for in, the Plan and the Global Settlement Agreement, in the name of and on behalf of the Debtors and their estates, the Reorganized Debtors and the Liquidating Trust, as applicable.  Except as otherwise provided in the Plan, the Prior Disclosure Statement Order, or the Disclosure Statement Order (including, without limitation, with respect to holders of WMB Senior Notes), the record date for determining the holders of Allowed Claims and Equity Interests entitled to receive distributions pursuant to the Plan shall be the Effective Date.  Without limiting the generality of the foregoing, and without further action by the Bankruptcy Court or any other party, the Debtors and the Reorganized Debtors are authorized and empowered pursuant to Section 1142 of the Bankruptcy Code to (a) execute, deliver and consummate the Credit Facility and the Financing Documents, (b) perform and comply with all of the terms, conditions, and obligations of and under the Credit Facility and the Financing Documents, (c) take all other actions and execute, deliver, record, and file all other such agreements, documents, instruments, mortgages, deeds of trust, financing statements, releases, applications, registration statements, reports and changes, additions, or modifications thereto in connection with the consummation of the transactions contemplated by the Credit Facility and the Financing Documents and the performance thereof, including, without limitation, the making of such filings or the recording of any security interests, as may be required under such documents, (d) grant valid, binding, enforceable, and perfected security interests and Liens upon all of the collateral specified in the Credit Facility and the Financing Documents in accordance with the terms thereof, and (e) pay all fees, costs, and expenses under the Credit Facility and Financing Documents.  The financial accommodations to be extended pursuant to the Credit Facility and the other Financing Documents are being extended, andshall be deemed to have been extended by the lenders thereunder, in good faith, for legitimate business purposes, are reasonable, shall not be subject to recharacterization for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any other applicable nonbankruptcy law.  Any person or entity that has asserted mortgages, deeds of trust, Liens, security interests, financing statements, lis pendens or other documents or agreements evidencing claims on or interests in property of the Debtors, as may have been recorded or may otherwise exist, is authorized and directed to execute termination statements, instruments of satisfaction or discharge, or releases of all such claims or interests which such person or entity has with respect to property of the Debtors; if any such person or entity shall not have delivered to the Debtors or the Reorganized Debtors, in proper form for filing or recording and executed by the appropriate party(ies), such termination statements, instruments of satisfaction or discharge, or releases of all such claims or interests which such person or entity has with respect to the property of the Debtors, then the Reorganized Debtors are hereby authorized and directed to execute and file or record any and all such statements, instruments, discharges, releases and other documents, and take any and all other actions as may be necessary on behalf of such person or entity asserting a claim or interests in the Debtors’ property.

13. No Action.  Pursuant to section 1142(b) of the Bankruptcy Code, no action of the respective directors or stockholders of the Debtors shall be required to authorize the Debtors to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan and the Global Settlement Agreement, and any contract, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan and the Global Settlement Agreement, including, without limitation, the Plan Supplement.
14. Credit Facility.  The financial accommodations to be extended pursuant to the Financing Documents shall not be subject to recharacterization for any purposes whatsoever.  Each party to the Credit Facility may rely on the provisions of this Order in closing the Credit Facility.
15. Binding Effect.  On or after entry of this Order, and subject to the occurrence of the Effective Date, except to the extent otherwise provided in the Plan or this Order, the provisions of the Plan shall bind the Debtors, the Reorganized Debtors, the Liquidating Trust, the Liquidating Trustee, all holders of Claims and Equity Interests of the Debtors (irrespective of whether such Claims or Equity Interests are impaired pursuant to the Plan or whether the holders of such Claims or Equity Interests accepted, rejected, or are deemed to have accepted or rejected the Plan), any and all non-Debtor parties to executory contracts and unexpired leases with any of the Debtors, any other party in interest in these Chapter 11 Cases, and the respective heirs, executors, administrators, successors, or assigns, if any, of any of the foregoing.
16. Free and Clear.  Except as otherwise provided in the Plan, in this Order, in the Credit Facility or in the Financing Documents, from and after the Effective Date, (i) pursuant to sections 363, 1123, and 1141(c) of the Bankruptcy Code, the Plan Contribution Assets to be transferred to the JPMC Entities and the FDIC Receiver, respectively, pursuant to the Global Settlement Agreement shall be transferred to such Entities, free and clear of all Claims, liens, encumbrances, charges, and other interests of any Entity, including, but not limited to, creditors and equity security holders of the Debtors, except for any claim that is an Allowed JPMC Assumed Liability Claim, (ii) the Liquidating Trust Assets shall be transferred to the Liquidating Trust, free and clear of all Claims, liens, encumbrances, charges, and other interests of creditors and equity security holders of the Debtors, and (iii) the Reorganized Debtors shall be vested with all property of the estates not otherwise transferred pursuant to the terms of the Plan and the Global Settlement Agreement, free and clear of all Claims, liens, encumbrances, charges and other interests of creditors and equity security holders of the Debtors.  Each of the transfers of property of the Debtors, their estates, the Reorganized Debtors, or the Liquidating Trust, as the case may be, pursuant to the Plan (a) are or shall be deemed to be legal, valid and effective transfers of property, (b) shall not constitute, or be construed to be, avoidable transfers pursuant to the Bankruptcy Code or applicable nonbankruptcy law, and (c) shall not subject the Debtors, the Reorganized Debtors, the Liquidating Trustee, or the Liquidating Trust, as the case may be, to any liability by reason of such transfer pursuant to the Bankruptcy Code or applicable nonbankruptcy law, including, without limitation, any law affecting successor or transferee liability.  From and after the Effective Date, the Reorganized Debtors may operate each of their businesses and use, acquire, or dispose of assets free of any restriction imposed by the Bankruptcy Code, the Court, or the United States Trustee.
17. Exhibit “U” Contracts.  All right, title and interest in the contracts listed on Exhibit “U” to the Global Settlement Agreement and all of the assets acquired thereunder are deemed to have been the assets of WMB and sold to the Acquisition JPMC Entities pursuant to the Purchase and Assumption Agreement and, effective as of the Effective Date, the WMI Entities shall be deemed to have waived any and all claims and rights to such contracts and all of the assets acquired thereunder.
18. Intellectual Property.  All of the WMI Entities’ right, title and interest in and to the intellectual property listed on Exhibit “W” to the Global Settlement Agreement shall be deemed to have been sold, transferred and assigned by the WMI Entities to JPMC or its designee on the Effective Date, free and clear of any liens, Claims, interests and encumbrances of any Person, other than the liens, Claims, interests and encumbrances, if any, of JPMC.  All right, title and interest in and to the intellectual property listed on Exhibit “X” to the Global Settlement Agreement was sold to the Acquisition JPMC Entities pursuant to the Purchase and Assumption Agreement.  All right, title and interest in and to the intellectual property listed on Exhibit “Y” to the Global Settlement Agreement was and remains assets of the WMI Entities.  All of the WMI Entities’ right, title and interest, if any, in and to trademarks, patents, domain names and copyrighted materials (whether or not the subject of registration) that were used by WMB by license or otherwise, or were available for WMB’s use, prior to the Petition Date, but are not listed on Exhibit “W” or “Y” to the Global Settlement Agreement shall be deemed to have been sold, transferred, and assigned by the WMI Entities to JPMC or its designee on the Effective Date.
19. Issuance of Liquidating Trust Interests, Runoff Notes, and Reorganized Common Stock.  The Debtors, the Reorganized Debtors and the Liquidating Trustee, as applicable, are authorized, without the need for any further corporate action and without any further action by holders of Claims or Equity Interests, to execute the Liquidating Trust

Agreement and to take all other necessary steps to establish the Liquidating Trust and the Liquidating Trust Interests therein for the benefit of the Liquidating Trust Beneficiaries.  In addition,  Reorganized WMI is authorized, without the need for any further corporate action and without any further action by holders of Claims or Equity Interests, to issue the Runoff Notes and Reorganized Common Stock and such notes and stock shall be, upon execution and delivery, legal, valid, and binding obligations, enforceable against Reorganized WMI in accordance with their terms.
20. Compliance with Section 1123(a)(6) of the Bankruptcy Code.  The Reorganized Debtors Certificates of Incorporation and the Reorganized Debtors By-laws (together, the “Organizational Documents”), and the terms governing the issuance of the stock of Reorganized WMI, comply in all respects with section 1123(a)(6) of the Bankruptcy Code, and are hereby approved.  The adoption and filing of the Organizational Documents are hereby authorized, ratified, and approved.  The Debtors have complied in all respects, to the extent necessary, with section 1123(a)(6) of the Bankruptcy Code.
21. Boards of Directors of Reorganized Debtors.  As of the Effective Date, the board of directors of each of the Debtors, as constituted immediately prior to the Effective Date, are hereby removed and Michael Willingham, Mark Holliday, Diane Glossman, Timothy Graham, and Gene Davis are hereby appointed as directors of the Reorganized Debtors, to serve until their resignation or removal pursuant to the terms and provisions of the Organizational Documents; provided, however, that the first annual election of the boards of directors shall take place no later than fifteen (15) months after the Effective Date.  At such time as the Equity Committee has designated its two (2) remaining selections for the boards of directors of the Reorganized Debtors, a notice thereof shall be filed with this Court. In the event that, during the period from the Confirmation Hearing up to and including the Effective Date, circumstances require the substitution of one (1) or more persons selected to serve on the boards of directors of the Reorganized Debtors, the Equity Committee and the lenders party to the Credit Facility, as the case may be, shall choose a respective substitute and the Debtors shall file a notice thereof with the Bankruptcy Court, and, for purposes of section 1129 of the Bankruptcy Code, any such replacement person, designated in accordance with Section 40.4 of the Plan, shall be deemed to have been selected and disclosed prior to the Confirmation Hearing.
22. Exemption from Securities Law.  The issuance of Runoff Notes, Reorganized Common Stock, and the Liquidating Trust Interests, and any subsequent sale, resale, transfer, or other distribution of any such securities shall be exempt from any federal or state securities laws registration requirements, including section 5 of the Securities Act, to the fullest extent permitted by section 1145 of the Bankruptcy Code.
23. Cancellation of Existing Securities and Agreements.  Pursuant to Section 32.4 of the Plan, and except as otherwise provided in the Plan, any document, agreement, or instrument evidencing any Claim or Equity Interest shall be deemed automatically cancelled and terminated on the Effective Date without further act or action under any applicable agreement, law, regulation, order, or rule and any and all obligations or liabilities of the Debtors under such documents, agreements, or instruments evidencing such Claims and Equity Interests shall be discharged; provided, however, that the foregoing cancellation of securities, documents, agreements or instruments shall not apply to (a) the securities related to the WMB Senior Notes or the WMB Subordinated Notes and (b) any security, document, agreement or instrument related to a Disputed Claim or Disputed Equity Interest until a Final Order resolving any such Disputed Claim or Disputed Equity Interest, as applicable, is entered; and, provided, further, that, during the pendency of any such dispute, and except as provided in the Plan with respect to Postpetition Interest Claims, the Debtors shall not accrue or incur any additional liability or obligation with respect thereto; and, provided, further, that the Indentures and Guarantee Agreements shall continue in effect for the limited purposes of (i) allowing the Trustees to make distributions pursuant to the Plan and to perform such other necessary functions with respect thereto, (ii) permitting the Trustees to maintain and assert any right or Lien for reasonable fees, costs, expenses and indemnities under the Indentures and Guarantee Agreements, (iii) effectuating the applicable subordination provisions of such documents, (iv) enabling the beneficial holders of the securities to receive distributions and (v) enabling the Trustees to make applications in accordance with Section 31.12 of the Plan; and, provided, further, that, except as otherwise provided in the Plan, nothing in the Plan shall impair, affect, or adversely affect the related transactions and the rights of the parties thereto.  Notwithstanding any of the foregoing, nothing contained in the Plan shall be deemed to impair, waive or extinguish any rights of the Trustees with respect to any rights contained in the respective Indentures or Guarantee Agreements; provided, however, that, upon payment in full of the respective Trustee Claims and Trustee Distribution Expenses in accordance with the Plan, the rights of the Trustees to seek payment from or assert claims against the Debtors for amounts owed under the respective Indentures or Guarantee Agreements shall be discharged as provided in the Plan.
24. Surrender of Instruments.  Except to the extent evidenced by electronic entry, as a condition of receiving any distribution pursuant to the Plan, each holder of a certificated instrument (other than with respect to WMI Preferred Equity Interests or WMI Common Equity Interests) or note must surrender such instrument or note to the appropriate Trustee, agent, or the Disbursing Agent or its designee.  Any holder of such instrument or note that fails to (i) surrender such instrument or note or (ii) execute and deliver an affidavit of loss and/or indemnity or similar affidavit reasonably satisfactory to the appropriate Trustee, agent, or the Disbursing Agent before the first (1st) anniversary of the Effective Date shall be deemed to have forfeited all rights, interests and Claims and may not participate in any distribution pursuant to the Plan.  Any distribution so forfeited shall become the property of the Disbursing Agent for distribution to holders of Allowed Claims and Equity Interests in accordance with the terms and provisions of the Plan.
25. Liquidating Trust.  On or before the Effective Date, the Liquidating Trust Agreement shall be executed by the Debtors or the Reorganized Debtors, as applicable, and the Liquidating Trustee.  In addition, the parties shall, without any additional or further Court authority, take all other steps necessary to establish the Liquidating Trust and the Liquidating Trust Interests therein.  In the event of any conflict between the terms of the Plan and the terms of the Liquidating Trust Agreement, the terms of the Liquidating Trust Agreement shall govern.  The Liquidating Trust Agreement may provide powers, duties and authorities in addition to those explicitly stated in the Plan, but only to the extent that such powers, duties and authorities do not affect the status of the Liquidating Trust as a liquidating trust for United States federal income tax purposes.  The Liquidating Trust Assets shall be transferred to the Liquidating Trust in accordance with the provisions of the Plan, the Liquidating Trust Agreement, and this Order.  Pursuant to the Liquidating Trust Agreement, William C. Kosturos is hereby appointed as “Managing Trustee” and CSC Trust Company of Delaware is hereby appointed as “Resident Trustee” of the Liquidating Trust.
26. Assumption or Rejection of Contracts and Leases.  Pursuant to Section 34.1 of the Plan, except as otherwise provided herein, or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, as of the Effective Date, the Debtors shall be deemed to have rejected each prepetition executory contract and unexpired lease to which they are a party, pursuant to section 365 of the Bankruptcy Code, unless such contract or lease (i) was assumed, assumed and assigned, or rejected pursuant to an order of the Court entered prior to the Effective Date, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties, (iii) is the subject of a motion to assume or assume and assign filed by the Debtors on or before the Confirmation Date, or (iv) is specifically designated as a contract or lease to be assumed or assumed and assigned on the Schedule to the Plan Supplement, including, without limitation, any executory contract or unexpired lease sold, accepted, or transferred to one of the JPMC Entities pursuant to the terms of the Global Settlement Agreement.  This Order shall constitute an order of the Court pursuant to sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.
27. Objection to Cure Amounts; Rejection Damage Claims.  Any dispute regarding (i) the amount of any cure payment, (ii) the ability to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), or (iii) any other matter pertaining to assumption had to have been filed and served within twenty (20) days of the date of service of the Cure Notice.  No party filed any such objection.  If the rejection of an executory contract or unexpired lease by the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, any claim for such damages, if not heretofore evidenced by a filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors, or their properties or agents, successors, or assigns, including, without limitation, the Reorganized Debtors and the Liquidating Trust, unless a proof of Claim is filed with the Court and served upon attorneys for the Debtors or the Liquidating Trustee, as the case may be, on or before thirty (30) days after the latest to occur of (i) the Confirmation Date, and (ii) the date of entry of an order by the Court authorizing rejection of such executory contract or unexpired lease.
28. Payment of Cure Amounts.  Any monetary amount required as a cure payment with respect to each prepetition executory contract and unexpired lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the Effective Date or upon such other terms and dates as the parties to such executory contracts or unexpired leases and the Debtors, otherwise may agree.
29. Non-Release of Certain Obligations.  Notwithstanding anything contained in the Global Settlement Agreement or the Plan to the contrary, nothing is intended to release, nor shall it have the effect of releasing, (a) the WMI Releasees (as defined in the Global Settlement Agreement), the JPMC Releasees (as defined in the Global Settlement Agreement), or the FDIC Parties from the performance of their obligations in accordance with the Global Settlement Agreement and the agreements set forth on Schedules 3.1(b) and 3.2 to the Global Settlement Agreement and (b) any Releasee (as defined in the Global Settlement Agreement) or any Person, including, without limitation, the United States of America, from any claims and causes of action asserted or that could be asserted in either the American Savings Litigation or the Anchor Litigation, nor is it intended to assign, nor shall it have the effect of assigning, any claims or causes of action asserted or that could be asserted in either the American Savings Litigation or the Anchor Litigation, but only to provide for the disposition of the proceeds, if any, arising from such litigation.  In addition, as set forth in and consistent with Section 3.8 of the Global Settlement Agreement, nothing in the Global Settlement Agreement, the Plan, or this

Order shall waive, release, acquit or discharge, nor shall anything in the Global Settlement Agreement, the Plan, or this Order be construed to waive, release, acquit or discharge the rights and obligations of JPMC and the FDIC Parties pursuant to the Purchase and Assumption Agreement, including, without limitation, any right to assert that liabilities remain with the FDIC Parties or seek indemnification in accordance with the provisions of Section 12.1 of the Purchase and Assumption Agreement or dispute the assertion of liabilities or the entitlement to indemnification; provided, however, that the Global Settlement Agreement shall affect and be binding upon JPMC and the FDIC Parties to the extent it resolves any and all claims among JPMC and the FDIC Parties to the assets and consideration paid, sold, assigned and transferred to the JPMC Entities and the FDIC Parties pursuant to the Global Settlement Agreement and the Purchase and Assumption Agreement.
30. Setoff.  Except as otherwise provided in the Plan, the Disbursing Agent may, pursuant to applicable bankruptcy and nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account thereof (before any distribution is made on account of such Allowed Claim), the Claims, rights, and Causes of Action of any nature the Debtors, the Reorganized Debtors, or the Liquidating Trust may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors, Reorganized Debtors, or Liquidating Trust of any such Claims, rights, and Causes of Action.
31. Delivery of Distributions.  Subject to the provisions of Rule 9010 of the Bankruptcy Rules, and except as provided in Section 31.5 of the Plan and herein, distributions and deliveries to holders of Allowed Claims or Equity Interests shall be made at the address of each such holder as set forth on the Schedules filed with the Court, unless superseded by the address set forth on proofs of Claim or Equity Interests filed by such holders, or at the last known address of such holder if no proof of Claim is filed or if the Debtors have been notified in writing of a change of address; provided, however, that initial distributions of Creditor Cash by the Disbursing Agent for the benefit of holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, and Allowed PIERS Claims as applicable, shall be made to the appropriate Trustee (or such Trustee’s designee) under the respective governing documents for such obligations.  Each such Trustee (or such Trustee’s designee) shall, in turn, in accordance with the Plan, distribute and deliver Creditor Cash, as applicable, to those holders in whose name Senior Notes, Senior Subordinated Notes, CCB-1 Common Securities, CCB-1 Preferred Securities, CCB-2 Common Securities, CCB-2 Preferred Securities, PIERS Common Securities (subject to Section 37 below), and PIERS Preferred Securities representing Allowed Claims are registered, in the applicable Trustees’ books and records, on the Distribution Record Date, in the manner provided for in the applicable Indenture and other governing documents.  The Trustees may conclusively rely upon the distribution instructions received from the Debtors or their agents with respect to contra-CUSIP positions and escrow positions set up by the Debtors or their agents with the DTC, and the Trustees shall close and terminate the original CUSIPS after making initial distributions of Creditor Cash and shall have no further distribution obligations thereafter.  The Trustees shall not be required to give any bond or surety or other security for the performance of their duties, unless otherwise ordered by the Court.  The Trustees shall only be required to make the distributions and deliveries described in this decretal paragraph and shall be only required to make such distributions and deliveries in accordance with the terms of this Order and the Plan, and shall have no liability for actions taken in accordance with this Order, the Plan or in reliance upon information provided to the Trustees in accordance with this Order, the Plan or in connection with distributions to be made hereunder and thereunder, except for liabilities resulting from their own gross negligence or willful misconduct.  Initial distributions of Runoff Notes, Reorganized Common Stock and Liquidating Trust Interests by the Disbursing Agent for the benefit of holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed General Unsecured Claims, Allowed Late-Filed Claims, Allowed PIERS Claims, Allowed WMB Senior Notes Claims, Accepting Non-Filing WMB Senior Note Holders, Allowed Subordinated Claims, Allowed Preferred Equity Interests, Allowed Dime Warrants and Allowed Common Equity Interests, as and to the extent applicable, will be made by the Disbursing Agent directly to such holders, upon consent of the applicable Trustee, which consent shall not be unreasonably withheld.  Subsequent distributions to such holders, as and to the extent applicable, that have identified themselves to the Liquidating Trustee, to the extent the Liquidating Trustee deems appropriate, will be the responsibility of the Liquidating Trustee as Disbursing Agent.  Notwithstanding the foregoing, all distributions are subject to the Lien and priority rights of the Trustees.  The Debtors, their agents and servicers, the Disbursing Agent and the Trustees shall have no obligation to recognize any transfer of Senior Notes Claims, Senior Notes, Senior Subordinated Notes Claims, Senior Subordinated Notes, CCB-1 Guarantees Claims, CCB-1 Guarantees, CCB-1 Common Securities, CCB-1 Preferred Securities, CCB-2 Guarantees Claims, CCB-2 Guarantees, CCB-2 Common Securities, CCB-2 Preferred Securities, General Unsecured Claims, Late-Filed Claims PIERS Claims, PIERS Common Securities, PIERS Preferred Securities, Preferred Equity Interests, Dime Warrants and Common Equity Interests occurring after the Distribution Record Date, or any transfer of WMB Senior Notes or WMB Senior Notes Claims occurring after October 25, 2010; provided, however, that the Liquidating Trustee shall recognize transfers of Liquidating Trust Interests in accordance with the Plan and the Liquidating Trust Agreement, which provide that a Liquidating Trust Interest is not transferable or assignable by a Liquidating Trust Beneficiary except by will, intestate succession or operation of law.
32. Distributions to Holders of Dime Warrants.  The Distributions on account of the Allowed LTW Claims (as defined in that certain Stipulation and Agreement Between the Debtors and Class Representatives of the LTW Holders Resolving Adversary Proceeding and the LTW Proofs of Claim, dated January 10, 2012 (the “LTW Stipulation”)) shall be made in accordance with the LTW Stipulation.  After reimbursement of fees and expenses allowed by the Court, the balance of the distribution on account of the Allowed LTW Claims (as defined in the LTW Stipulation) shall be made on a pro rata basis to those holders of Dime Warrants who execute and deliver the release required pursuant to in Section 41.6 of the Plan on or prior to February 29, 2012.
33. Disbursing Agent.  Pursuant to Section 1.89 of the Plan, the Disbursing Agent shall be (a) the Reorganized Debtors or the Reorganized Debtors’ designee, with respect to the initial distribution of (i) Cash pursuant to Article III of the Plan to holders of Allowed Administrative Expense Claims and, to the extent applicable, Allowed Priority Tax Claims as of the Effective Date; (ii) Cash to holders of Allowed Priority Non-Tax Claims as of the Effective Date; (iii) Cash to holders of Allowed Convenience Claims, Allowed WMI Claims, Allowed Trustee Claims and the fees and expenses owed to certain Creditors’ professionals pursuant to Section 41.18 of the Plan (to the extent approved by the Court as reasonable), in each case as of the Effective Date; (iv) Creditor Cash pursuant to Section 31.1 of the Plan; and (v) Runoff Notes,

Liquidating Trust Interests and Reorganized Common Stock to or for the benefit of holders of Allowed Claims and Equity Interests, as applicable, the Reorganized Debtors or the Reorganized Debtors’ designee, and (b) the Liquidating Trustee or any Entity in its capacity as a disbursing agent, with respect to all other distributions.  The Disbursing Agent also shall, at the election of JPMC, make the distribution to each Releasing REIT Trust Holder set forth in Article XXIII of the Plan Cash or stock transferred by JPMC to the Disbursing Agent for that purpose.  In its role as Disbursing Agent, the Reorganized Debtors shall hold Cash, Creditor Cash, Runoff Notes, Reorganized Common Stock, and Liquidating Trust Interests as agent only, and shall not have any ownership interest in such cash, stock or interests.
34. “Pro Rata Share” for Holders of Claims Subordinated to the Level of Equity Interests.  For purposes of calculating Pro Rata Share of distributions for holders of Claims, the share count for such holders shall be determined by dividing the amount of an Allowed Claim by the per share price of WMI common stock as of the close of business on the day immediately preceding the Petition Date.
35. Tax Withholdings by Liquidating Trustee.  The Liquidating Trustee may withhold and pay to the appropriate Tax Authority all amounts required to be withheld pursuant to the IRC or any provision of any foreign, state or local tax law with respect to any payment or distribution to the holders of Liquidating Trust Interests.  All such amounts withheld and paid to the appropriate Tax Authority (or placed in escrow pending resolution of the need to withhold) shall be treated as amounts distributed to such holders of Liquidating Trust Interests for all purposes of the Liquidating Trust Agreement.  The Liquidating Trustee shall be authorized to collect such tax information from the holders of Liquidating Trust Interests (including, without limitation, social security numbers or other tax identification numbers) as in its sole discretion the Liquidating Trustee deems necessary to effectuate the Plan, this Order, and the Liquidating Trust Agreement.  In order to receive distributions under the Plan, all holders of Liquidating Trust Interests (including, without limitation, (i) holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims, Allowed CCB-1 Guarantees Claims, Allowed CCB-2 Guarantees Claims, Allowed General Unsecured Claims, Allowed Late-Filed Claims, Allowed PIERS Claims, Allowed WMB Senior Notes Claims, Allowed Preferred Equity Interests, Allowed Common Equity Interests and holders of Dime Warrants and (ii) Accepting Non-Filing WMB Senior Note Holders, who, in each case, deliver a release in accordance with the provisions of Section 41.6 of the Plan shall be required to identify themselves to the Liquidating Trustee and provide tax information and the specifics of their holdings, to the extent the Liquidating Trustee deems appropriate in the manner and in accordance with the procedures from time to time established by the Liquidating Trustee for these purposes.  This identification requirement generally applies to all holders, including those who hold their securities in street name.  The Liquidating Trustee may refuse to make a distribution to any holder of a Liquidating Trust Interest that fails to furnish such information in a timely fashion, and until such information is delivered, and may treat such holder’s Liquidating Trust Interests as disputed; provided, however, that, upon the delivery of such information by a holder of a Liquidating Trust Interest, the Liquidating Trustee shall make such distribution to which the holder of the Liquidating Trust Interest is entitled, without additional interest occasioned by such holder’s delay in providing tax information; and, provided, further, that, if such information is not furnished to the Liquidating Trustee within six (6) months of the original request to furnish such information, no further distributions shall be made to the holder of such Liquidating Trust Interest; and, provided, further that, if the Liquidating Trustee fails to withhold in respect of amounts received or distributable with respect to any such holder and the Liquidating Trustee is later held liable for the amount of such withholding, such holder shall reimburse the Liquidating Trustee for such liability (to the extent such amounts were actually distributed to such holder).
36. Distributions to Holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Note Holders.  Pursuant to Sections 21.1(a) and (b) of the Plan, amounts distributed to holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Note Holders shall not be credited against or otherwise reduce such holders’ claims against the Receivership solely for purposes of determining the holder’s relative participation in distributions (unless and until the holder has recovered, in the aggregate, through distributions pursuant to the Plan and from the Receivership, the full amount of its claim); provided, however, that no holder of a WMB Senior Note shall be entitled to receive, in the aggregate from distributions from the Debtors and the Receivership, more than the amount owed with respect to such WMB Senior Note.  Pursuant to the Plan and the Plan Support Agreement, payments made by the Debtors pursuant to Sections 21.1(a) and (b) of the Plan shall be treated as payments made on account of the WMB Senior Notes held by holders of Allowed WMB Senior Notes Claims and Accepting Non-Filing WMB Senior Note Holders, and shall reduce the principal amount of such notes (and thus the maximum recovery permitted against the Receivership).
37. Distributions on Account of PIERS Common Securities.  Pursuant to Section 20.1 of the Plan, the beneficial holder of the PIERS Common Securities shall receive its Pro Rata Share of Creditor Cash and Liquidating Trust Interests; provided, however, that any distribution on account of the PIERS Common Securities of Creditor Cash and Cash on account of Liquidating Trust Interests shall be redistributed to Entities who hold PIERS Preferred

Securities, or Liquidating Trust Interests on account thereof, until such time as such Entities’ Allowed PIERS Claims and Postpetition Interest Claims have been satisfied in accordance with the terms and provisions of the PIERS Trust Agreement, and the beneficial holder of the PIERS Common Securities shall be deemed to have waived its right to receive any distribution in excess of such amount.
38. Distributions on Account of CCB-1 Common Securities.  Pursuant to Section 18.1 of the Plan, the beneficial holder of the CCB-1 Common Securities shall receive its Pro Rata Share of Creditor Cash and Liquidating Trust Interests; provided, however, that any distribution on account of the CCB-1 Common Securities of Creditor Cash and Cash on account of Liquidating Trust Interests shall be redistributed to Entities who hold CCB-1 Preferred Securities, or Liquidating Trust Interests on account thereof, until such time as such Entities’ Allowed CCB-1 Guarantees Claims and Postpetition Interest Claims have been satisfied in accordance with the terms and provisions of the CCB Trust Agreements.
39. Distributions on Account of CCB-2 Common Securities.  Pursuant to Section 19.1 of the Plan, the beneficial holder of the CCB-2 Common Securities shall receive its Pro Rata Share of Creditor Cash and Liquidating Trust Interests; provided, however, that any distribution on account of the CCB-2 Common Securities of Creditor Cash and Cash on account of Liquidating Trust Interests shall be redistributed to Entities who hold CCB-2 Preferred Securities, or Liquidating Trust Interests on account thereof, until such time as such Entities’ Allowed CCB-2 Guarantees Claims and Postpetition Interest Claims have been satisfied in accordance with the terms and provisions of the CCB Trust Agreements.
40. Disputed Claims Holdback.  The holdback for Disputed Claims provided for in Section 26.3 of the Plan and the terms thereof are hereby approved in their entirety;

provided, however, that the Debtors and the Liquidating Trustee are not obligated to hold back or reserve any Creditor Cash, Cash, Liquidating Trust Interests, Runoff Notes, Reorganized Common Stock, or other currency on account of Claims that JPMC is obligated to pay pursuant to the Global Settlement Agreement, including, without limitation, (a) Claims in Classes 4 through 10, which will be paid or funded by JPMC (to the extent provided in the Plan), or (b) Claims in Class 11, which will be paid from the Vendor Escrow; and, provided, further, that the Debtors and the Liquidating Trustee are not obligated to hold back or reserve any Creditor Cash, Cash, Liquidating Trust Interests, Runoff Notes, Reorganized Common Stock or other currency on account of any tax claim for which monies have been set aside in the Refund Escrow Account (as defined in the Global Settlement Agreement) for potential payment.
41. Disputed Equity Escrow.  From and after the Effective Date, until such time, or from time to time, as each Disputed Equity Interest has been compromised and settled or allowed or disallowed by Final Order of the Bankruptcy Court, there shall be held in the Disputed Equity Escrow by the Liquidating Trustee, as escrow agent, for the benefit of each holder of a Disputed Equity Interest, Reorganized Common Stock and any dividends, gains or income attributable in respect of such Reorganized Common Stock, in an amount equal to the Pro Rata Share of distributions that would have been made to the holder of such Disputed Equity Interest if it were an Allowed Equity Interest.  To the extent that the Liquidating Trustee retains any such Reorganized Common Stock, until such time as such stock is distributed, the Liquidating Trustee shall exercise voting or consent rights with respect to such stock; provided, however, that the Liquidating Trustee shall be obligated to vote or consent, as the case may be, as to such stock in the same proportion as all other holders of issued and distributed Reorganized Common Stock have voted or consented, in each case on an issue-by-issue basis.  Apart from the

Liquidating Trustee serving as escrow agent, the Disputed Equity Escrow shall be separate and distinct from the Liquidating Trust (and the Liquidating Trust Claims Reserve), and the assets therein shall not comprise part of the Liquidating Trust Assets.  At such time as any other Disputed Equity Interest becomes, in whole or in part, an Allowed Equity Interest, the Liquidating Trustee shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under the Plan, together with any dividends, gains or income attributable thereto.  To the extent a Disputed Equity Interest is disallowed, in whole or in part, the Liquidating Trustee, as escrow agent, shall distribute to the holders of Common Equity Interests entitled to receive a distribution in accordance with the provisions of Sections 24.1 and 25.1 of the Plan, on a pro rata basis, the shares of Reorganized Common Stock, together with any dividends, gains or income attributable thereto, allocable to such Disputed Equity Interest. to the extent of such disallowance.
42. Reserve Pending Delivery of Third Party Release by Holders of Claims.  Notwithstanding anything contained in the Plan to the contrary, in the event that a holder of a Claim entitled to a distribution thereunder failed to execute and deliver prior to the Ballot Date the third party release required in accordance with the provisions of Section 41.6 of the Plan (other than (a) holders that affirmatively elect to opt out of granting the releases provided in Section 41.6 and (b) of Claims in Class 17A and Non-Filing WMB Senior Note Holders), (i) from and after the Effective Date, the Disbursing Agent or the Liquidating Trustee, as the case may be, shall reserve amounts of Creditor Cash and Liquidating Trust Interests (but not Runoff Notes), as the case may be, otherwise to be distributed to such holder,11 (ii) provided that a third

11 With respect to Claims in Classes 2, 3, and 16 relating to debt securities, holders of such securities as of the cancellation date of such securities (i.e.: the Effective Date).

party release is not executed and delivered by such holder to the Liquidating Trustee prior to the three (3), six (6) and nine (9) month anniversary of the Effective Date, on or prior to the fifth (5th) Business Day following any such date, the Liquidating Trustee shall serve a notice (together with a form of release) upon such holder, either directly or indirectly through such holder’s nominee, informing such holder of such reserved distribution and the requirement of such holder to execute and deliver such third party release to the Liquidating Trustee prior to delivery of such reserved distribution, and (iii) in the event that, on or prior to the one (1) year anniversary of the Effective Date, such holder fails to execute and deliver such third party release to the Liquidating Trustee, then, the Liquidating Trustee shall be deemed authorized to permanently remove such holder and its corresponding Claim from the Liquidating Trustee’s books and records and any consideration held for distribution on account of such Allowed Claim shall revert to the Liquidating Trustee for redistribution to holders of Liquidating Trust Interests in accordance with the terms and provisions of the Plan and hereof.  Without in any way limiting the foregoing, any release election, whether submitted in accordance with this Section 31.6(c) of the Plan or otherwise, submitted during the period between the Ballot Date and the Effective Date shall not be recognized and shall be deemed null and void.  In the event that a holder of a Claim seeks to receive and execute a release form in accordance with this provision at any time from and after the Effective Date, but other than pursuant to the periodic notices to be distributed as set forth above, then such holder may, following the Effective Date, submit a request, in writing, to the Liquidating Trustee to receive a release form, and the appropriate trustee will send such form to such requesting holder on or prior to the fifth (5th) Business Day following the date such trustee receives such request; provided, however, that under no circumstances shall requests for such release form from holders of Claims in Class 17A and Non-Filing WMB Senior Note Holders be honored by the Liquidating Trustee.
43. Deadline for Submission of Third Party Releases by Holders of Equity Interests and Dime Warrants.  Holders of Preferred Equity Interests and Common Equity Interests that do not submit elections with respect to the releases set forth in Section 41.6 of the Plan on or prior to March 7, 2012 will not receive a distribution pursuant to the Plan.  Holders of Dime Warrants that do not submit elections with respect to the releases set forth in Section 41.6 of the Plan on or prior to February 29, 2012 will not receive a distribution pursuant to the Plan.
44. Claims of Subordination.  Except as specifically provided in the Plan, to the fullest extent permitted by applicable law, on the latest to occur of (i) the Effective Date, (ii) the entry of a Final Order resolving all Claims in the Chapter 11 Cases, and (iii) the final distribution made to holders of Allowed Claims in accordance with Article XXXI of the Plan, all Claims and Equity Interests, and all rights and claims between or among holders of Claims and Equity Interests relating in any manner whatsoever to Claims or Equity Interests, based upon any contractual, equitable or legal subordination and/or subrogation rights, will be terminated and discharged in the manner provided in the Plan, and all such Claims, Equity Interests and rights so based, and all such contractual, equitable and legal subordination and/or subrogation rights to which any Entity may be entitled will be irrevocably waived.  To the fullest extent permitted by applicable law, the rights afforded and the distributions that are made in respect of any Claims or Equity Interests under this Plan will not be subject to levy, garnishment, attachment or like legal process by any holder of a Claim or Equity Interest by reason of any contractual, equitable or legal subordination and/or subrogation rights, so that, notwithstanding any such contractual, equitable or legal subordination and/or subrogation rights, each holder of a Claim or Equity Interest shall have and receive the benefit of the rights and distributions set forth in this Plan.
45. No Amendments to Proofs of Claim.  As of the commencement of the Confirmation Hearing, a proof of Claim may not be filed or amended without the authority of the Court.  Notwithstanding that the Court may permit the filing or amendment of such a proof of Claim, the Debtors are not required to reserve Liquidating Trust Assets to pay or otherwise satisfy any such Claims.
46. Conditions to Effective Date.  The Plan shall not become effective unless and until the conditions set forth in Section 37.1 of the Plan have been satisfied or waived pursuant to Section 37.2 of the Plan.  For the avoidance of doubt, no waiver of the conditions precedent to the Effective Date shall have occurred without the consent of the Creditors’ Committee, the Equity Committee, the JPMC Entities, the FDIC Receiver, FDIC Corporate, and AAOC.
47. Administrative Claim Bar Date.  The last day to file proof of Administrative Expense Claims shall be ninety (90) days after the Effective Date, after which date, any proof of Administrative Expense Claim not filed with this Court shall be deemed forever barred and the Debtors, the Reorganized Debtors, and the Liquidating Trust shall have no obligation with respect thereto; provided, however, that no proof of Administrative Expense Claim shall be required to be filed if such Administrative Expense Claim shall have been incurred (i) in accordance with an order of this Court or (ii) with the consent of the Debtors and in the ordinary course of the Debtors’ operations.
48. Professional Compensation and Reimbursement Claims.  Except as provided in Section 41.18 of the Plan, all Entities awarded compensation or reimbursement of expenses by the Bankruptcy Court in accordance with sections 328, 330, or 331 of the Bankruptcy Code or entitled to priorities established pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall be paid in full, in Cash, in the amounts allowed by the Bankruptcy Court (i) on or as soon as reasonably practicable following the later to occur of (a) the Effective Date and (b) the date upon which the Bankruptcy Court order allowing such Claim becomes a Final Order or (ii) upon such other terms no more favorable to the claimant than as may be mutually agreed upon between such claimant and the Disbursing Agent; provided, however, that, except as provided herein, each professional must file its application for final allowance of compensation for professional services rendered and reimbursement of expenses on or prior to the Administrative Claim Bar Date.  Except as otherwise ordered by the Court, the Disbursing Agent is authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Court approval.
49. Objections to Final Fee Applications.  All objections to any Final Fee Application shall be filed with the Court, together with proof of service thereof, and served upon the applicant, the Debtors, the U.S. Trustee, the Creditors’ Committee, the Equity Committee, and parties entitled to receive notice in these Chapter 11 Cases pursuant to Bankruptcy Rule 2002, so as to be received not later than 4:00 p.m., prevailing Eastern Time, on the date that is fifteen (15) days prior to the Final Fee Hearing.
50. Assumption of Blackstone Engagement Letter by Liquidating Trustee in Certain Circumstances.  From and after the Effective Date, the Reorganized Debtors shall remain bound by that certain engagement letter, dated April 20, 2010, by and among Blackstone Advisory Partners L.P. (“Blackstone”) and the Debtors (including that certain indemnification agreement, dated April 9, 2010), as amended by that certain supplemental engagement letter, dated November 3, 2010 (collectively, the “Engagement Letter”).
51. Administrative Expenses.  Administrative expenses incurred by the Debtors or the Reorganized Debtors after the Effective Date, including Claims for professionals’ fees and expenses, shall not be subject to an application and may be paid by the Debtors or the Reorganized Debtors, as the case may be, in the ordinary course of business and without further Court approval.
52. Discharge.  As of the Effective Date, the confirmation of the Plan shall effectuate the following:
a. Except as expressly provided in Section 41.6 of the Plan or this Order, all distributions and rights afforded under the Plan and the treatment of Claims and Equity Interests under the Plan shall be, and shall be deemed to be, in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims and any other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities of any nature whatsoever, and of all Equity Interests, or other rights of a holder of an Equity Interest, relating to any of the Debtors or the Reorganized Debtors or any of their respective assets, property and estates, or interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, and regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, or Equity Interests or other rights of a holder of an equity security or other ownership interest.  Upon the Effective Date, the Debtors and the Reorganized Debtors shall (i) be deemed discharged under section 1141(d)(1)(A) of the Bankruptcy Code and released from any and all Claims and any other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and any Equity Interests or other rights of a holder of an equity security or other ownership interest, of any nature whatsoever, including, without limitation, liabilities that arose before the Effective Date (including prior to the Petition Date), and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code (or is otherwise resolved), or (c) the holder of a Claim based upon such debt voted to accept the Plan, and (ii) terminate and cancel all rights of any equity security holder in any of the Debtors and all Equity Interests.
b. Except as provided in Sections 41.6 and 41.12 of the Plan or in this Order, all Entities shall be precluded from asserting against any and each of the Debtors and the Reorganized Debtors, and any and each of their respective assets, property and estates, any other or further Claims, or any other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities of any nature whatsoever, and of all Equity Interests, or other rights of a holder of an Equity Interest, relating to any of the Debtors or the Reorganized Debtors or any of their respective assets, property and estates, including any interest accrued on such Claims from and after the Petition Date, and regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, or Equity Interests or other rights of a holder of an equity security or other ownership interest.  In accordance with the foregoing, except as expressly provided in the Plan or this Order, this Order shall constitute a judicial determination, as of the Effective

Date, of the discharge and release of all such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and any Equity Interests, or other rights of a holder of an equity interest and termination of all rights of any such holder in any of the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void and extinguish any judgment obtained against any of the Debtors or the Reorganized Debtors, and their respective assets, property and estates at any time, to the extent such judgment is related to a discharged Claim, debt or liability or terminated right of any holder of any Equity Interest in any of the Debtors.  As of the Effective Date, and in consideration for the value provided under the Global Settlement Agreement to effectuate the Plan, each holder of a Claim or Equity Interest in any Class under the Plan shall be and hereby is deemed to release and forever waive and discharge as against each and any of the Debtors and the Reorganized Debtors, and their respective assets, property and estates, all such Claims and Equity Interests.
c. Except as expressly provided in Sections 41.6 and 41.12 of the Plan or this Order, in furtherance of the foregoing and for good and valuable consideration, and except for the JPMC Assumed Liabilities, Allowed WMB Vendor Claims, and Allowed WMI Vendor Claims, to the extent provided in the Global Settlement Agreement, none of the JPMC Entities or any of their Related Persons shall have any liability for, and the Debtors, on behalf of themselves, their respective estates and their present Affiliates (other than WMB and its subsidiaries), hereby release the JPMC Entities and each of their Related Persons from liability for, any and all Claims that (i) are or were property of the Debtors, their respective estates, or their present Affiliates (other than WMB and its subsidiaries), and (ii) were or could have been brought in any of the Related Actions.

53. Releases by the Debtors, the Creditors’ Committee and the Equity Committee.
a. Released Parties.  Except as otherwise expressly provided in the Plan, this Order, or the Global Settlement Agreement, on the Effective Date, for good and valuable consideration, each of the Debtors and the Reorganized Debtors on its own behalf and as representative of its respective estate, the Disbursing Agent and each of the Debtors’ Related Persons shall be deemed to have and hereby does irrevocably and unconditionally, fully, finally and forever waive, release, acquit, and discharge the Released Parties from any and all Claims or Causes of Action that the Debtors, the Reorganized Debtors, and the Disbursing Agent, or any of them, or anyone claiming through them, on their behalf or for their benefit, have or may have or claim to have, now or in the future, against any Released Party that are Released Claims or otherwise are based upon, relate to, or arise out of or in connection with, in whole or in part, any act, omission, transaction, event or other circumstance relating to the Debtors taking place or existing on or prior to the Effective Date, and/or any Claim, act, fact, transaction, occurrence, statement, or omission in connection with or alleged or that could have been alleged in the Related Actions, including, without limitation, any such claim, demand, right, liability, or cause of action for indemnification, contribution, or any other basis in law or equity for damages, costs or fees; provided, however, that the foregoing release shall not extend to acts of gross negligence or willful misconduct (other than with respect to the JPMC Entities and their respective Related Persons).
b. Release of AAOC, Holders of Allowed Senior Notes Claims, Holders of Allowed Senior Subordinated Notes Claims, Holders of CCB-1 Guarantees

 Claims, Holders of CCB-2 Guarantees Claims and Holders of Allowed PIERS Claims .  On the Effective Date, for good and valuable consideration, each of the Debtors and the Reorganized Debtors, on its own behalf and as representative of its respective estate, the Disbursing Agent and each of the Debtors’ Related Persons, the Creditors’ Committee and the Equity Committee, without giving any legitimacy or merit to any of the allegations raised or asserted with respect to AAOC, holders of Allowed Senior Notes Claims, Allowed Senior Subordinated Notes Claims and holders of Allowed PIERS Claims during the Chapter 11 Cases, shall be deemed to have and hereby does irrevocably and unconditionally, fully, finally and forever waive, release, acquit, and discharge (1) the AAOC Releasees, (2) the Senior Notes Claims Releasees, (3) the Senior Subordinated Notes Claims Releasees, (4) the PIERS Claims Releasees and (5) the CCB Releasees, and each of their respective officers, directors, agents, employees and, solely in their capacity as counsel with respect to the Debtors’ Chapter 11 Cases, attorneys from any and all Estate Claims that the Debtors, the Creditors’ Committee and the Equity Committee, have or may have or claim to have, now or in the future, against (1) the AAOC Releasees, (2) the Senior Notes Claims Releasees, (3) the Senior Subordinated Notes Claims Releasees, (4) the PIERS Claims Releasees and (5) the CCB Releasees, and each of their respective officers, directors, agents, employees and, solely in their capacity as counsel with respect to the Debtors’ Chapter 11 Cases, attorneys.
54. Releases by Holders of Claims.
a. Global Third Party Releases.  On the Effective Date, for good and valuable consideration, and to the fullest extent permissible under applicable law, each Entity (Creditor or holder of an Equity Interest) that (i) has held, currently holds or may hold a Released Claim or any Released Third Party Causes of Action, (ii) is entitled to receive, directly or indirectly, a distribution or satisfaction of its Claim or Equity Interest pursuant to the Plan, and (iii) elects, by not checking or checking the appropriate box on its Ballot or election form, as the case may be, to grant the releases set forth in Section 41.6 of the Plan, on their own behalf and on behalf of anyone claiming through them, shall be deemed to have and hereby does irrevocably and unconditionally, fully, finally and forever waive, release, acquit and discharge (1) each and all of the Released Parties from any and all Released Claims and/or any claim, act, fact, transaction, occurrence, statement, or omission in connection with or alleged in the Actions or in the Texas Litigation, or that could have been alleged in respect of the foregoing or other similar proceeding, including, without limitation, any such claim demand, right, liability, or cause of action for indemnification, contribution or any other basis in law or equity for damages, costs or fees incurred by the releasors therein arising directly or indirectly from or otherwise relating thereto and (2) each of (a) the AAOC Releasees, (b) the Senior Notes Claims Releasees, (c) the Senior Subordinated Notes Claims Releasees, (d) the PIERS Claims Releasees and (e) the CCB Releasees from any and all Released Third Party Causes of Action; provided, however, that each Entity that has elected not to grant the releases set forth in Section 41.6 of the Plan, including, without limitation, any Entity that fails to execute and deliver a release following notice in accordance with the provisions of Section 31.6(c) of the Plan, shall not be entitled to, and shall not receive, any payment, distribution or other satisfaction of its claim pursuant to the Plan; and, provided, further, that, notwithstanding anything contained in Section 41.6(a) of the Plan to the contrary, the release set forth in Section 41.6(a)(1) of the Plan shall not extend to acts of gross negligence or willful misconduct of any Released Parties (other than with respect to the JPMC Entities and their respective Related Persons); and, provided, further, that, notwithstanding the foregoing, solely for purposes of Section 41.6(a) of the Plan, “Released Parties” shall not include Related Persons other than (i) Related Persons of the JPMC Entities and (ii) Related Persons of the FDIC Receiver and FDIC Corporate.
b. Limited Governmental Exceptions.  Nothing contained in the Plan or this Order shall (1) (i) release, or is intended to release, any non-Debtor, including any non-Debtor Entity that may be a Released Party or a Related Person, in connection with any legal action or claim brought by the United States Securities and Exchange Commission or (ii) prejudice the rights of any such non-Debtor Entity to defend or otherwise contest any such legal action or claim, (2) (i) to the extent that (A) the Pension Plans are terminated from and after the Effective Date and (B) the Pension Plans are underfunded as of the Effective Date, release, or is intended to release, any non-Debtor, including any non-Debtor Entity that may be a Released Party or a Related Person, from any liability as a fiduciary of the Pension Plans, under any law, government policy or regulatory provision, (ii) enjoin or preclude the Pension Benefit Guaranty Corporation from enforcing such liability against such non-Debtor Entity during the applicable statute of limitations period set forth in 29 U.S.C. § 1303 following any such termination, or (iii) prejudice the rights of any such non-Debtor Entity to defend or otherwise contest any such legal action or claim, and (3) (i) release the claims held by the California Franchise Tax Board or the Oregon Department of Revenue (together, the “State Taxing Agencies”), including rights of setoff and recoupment with respect to claims against or among two or more non-Debtor Entities, against any non-Debtor and, notwithstanding any other provision of the Plan or this Order, the State Taxing Agencies shall not be enjoined from pursuing any such claims and (ii) prejudice the rights of any such non-Debtor to defend or otherwise contest any such legal action or claim, or the rights and obligations as between JPMC and the FDIC pursuant to the P&A Agreement with respect to any such legal action or claim.
c. BKK Liabilities.  Nothing in the Plan or this Order is intended to, nor shall it, release any non-Debtor or non-Debtor Entity that may be a Released Party or a Related Person, in connection with any legal action or claim brought by CDTSC or the BKK Group relating to the BKK Site that is the subject of the BKK Litigation; provided, however, that nothing contained in Section 41.6(c) of the Plan is intended, nor shall it be construed, to (1) constitute evidence of or any support for an argument that any such non-Debtors have any such liabilities, or (2) create any liability on behalf of the Liquidating Trust.  For the avoidance of doubt, nothing herein shall affect the releases or other terms of the BKK Settlement Agreement, which provisions shall control over any contrary provision in this Order, the Plan or the Global Settlement Agreement.
d. Securities Litigations.  Nothing in the Plan, this Order or the Global Settlement Agreement with respect to the releases, exculpations, injunctions or similar provisions is intended to, nor shall it, release, enjoin or impact in any way the prosecution of the claims asserted, or to be asserted, against any non-Debtor or non-Debtor Entity in the Securities Litigations, including, but not limited to, the defendants named in the Securities Litigations (the “Securities Litigations Carve-Out”), nor will any potential distribution on account of the relevant proofs of claim filed by lead plaintiffs in the Securities Litigations and/or which have been withdrawn without prejudice (subject to all parties’ rights with respect to the relevant proofs of claim in accordance with and subject to the terms of the Bankruptcy Court-approved stipulations) be forfeited by virtue of the Securities Litigations Carve-Out.  Subject to further order of the Court, in accordance with the terms and provisions of Section 26.3 of the Plan, the Debtors shall treat that certain Proof of Claim filed by the Class Representatives, Policemen’s Annuity and Benefit Fund of the City of Chicago, Boilermaker National Annuity Trust and Doral Bank Puerto Rico, on behalf of the class in Boilermaker National Annuity Trust Fund, on Behalf of Itself and All Others Similarly Situated v. WAMU Mortgage Pass-Through Certificates, Series ARI, et al., Case No. C09-0037 (MJP) (W.D. Wash.), dated January 26, 2012 and assigned Proof of Claim number 4069 (the “MBS Plaintiffs’ Claim”), as a Disputed Claim in Class 12 of the Plan and reserve distributions in connection therewith as if an Allowed Claim in the amount of Four Hundred Thirty-Five Million Dollars ($435,000,000.00); provided, however, that this reserve is without prejudice to any party’s right to argue that the MBS Plaintiffs’ Claim is invalid on any ground or shall be treated in a different class for distribution purposes.
e. Tranquility.  Pending the effective date of that certain Stipulation and Agreement Between the Debtors and Tranquility Master Fund, Ltd. (A) Resolving Amended Proof of Claim Number 3925 and (B) Allowing Claims for Voting Purposes, dated February 16, 2012 [D.I. 9698], the following language, which was deleted pursuant to the Third Plan Modification, shall be deemed reinserted in Section 41.6(e) of the Plan, and is hereby approved and deemed effective:
Nothing contained herein or in the Confirmation Order with respect to releases, exculpations, injunctions or similar provisions is intended to, nor shall it, affect, impact, impair, modify, or limit or otherwise be used to contest the Tranquility Claim, or Tranquility’s ability to receive distributions on account of the Tranquility Claim; provided, however, that the Debtors’ ability to contest whether any subsequent amendments or modifications to the Tranquility Claim were properly filed and relate to the Tranquility Claim are expressly reserved.
f. Truck and Fire.  Notwithstanding anything contained herein or in the Plan or in the Verification Form (as defined in the order approving the Supplemental Disclosure Statement [D.I. 7081]), with respect to the Claims of Truck Insurance Exchange (“Truck”) and Fire Insurance Exchange (“Fire”) asserted against the Debtors and the Debtors’ chapter 11 estates (collectively, the “Truck/Fire Claims”), including, without limitation, those Claims included in Classes 17A and 17B of the Plan, (a) the release and injunction provisions of the Plan and this Order are intended to, and shall release only, all Claims of Truck and Fire against any Released Parties arising from or relating to the Truck/Fire Claims, other than any claims, counterclaims or defenses under or relating to any policies of insurance, and (b) the release and injunction  provisions of the Plan and this Order are not intended to, and shall not release, any claims of Truck, Fire or any Affiliate of Truck or Fire against (i) a non-Debtor as an investor in securities issued by any such non-Debtor Entity, (ii) WMB, (iii) the Receivership or (iv) the FDIC Receiver solely with respect to the Receivership.
g. Texas Litigation.  Nothing in the Plan or this Order with respect to the releases, exculpations, injunctions or similar provisions is intended to, nor shall it, release, enjoin or restrain the prosecution of direct claims, if any, asserted, or that could have been asserted, in the Texas Litigation against any non-Debtor Entity; provided, however, that the foregoing is without prejudice to the rights of any such non-Debtor Entity to contest, upon notice and a hearing, the validity, merits and ownership of or standing to assert any such direct claims; and, provided, further, that this Court is not making, either pursuant to the Plan or this Order, a determination as to which Entity, including, without limitation, the Debtors, owns the claims asserted, or that could have been asserted, in the Texas Litigation; and, provided, further, that any and all direct claims against the Debtors and derivative claims of the Debtors, if any, that have been or could have been asserted against any Released Party in the Texas Litigation shall, upon the Effective Date, be released, discharged and enjoined.
h. In addition to, and not in any way limiting the foregoing, each holder of an Allowed WMB Senior Notes Claim and each Accepting Non-Filing WMB Senior Notes Holder shall be deemed to have released the Debtors, the Reorganized Debtors, and each of their respective Related Persons from any and all direct and derivative claims arising from or related to such holder’s WMB Senior Notes, as well as any misrepresentation or other similar claim for damages arising from the purchase or sale of such holder’s WMB Senior Notes (including, without limitation, any Section 510(b) Subordinated WMB Notes Claims that such holder may have).
i. Waiver of Section 1542:  All persons providing releases pursuant to the provisions of Section 41.6 of the Plan are hereby deemed to have expressly and voluntarily waived Section 1542 of the California Civil Code, or any similar, comparable or equivalent provision of the statutory or non-statutory law of California or any other jurisdiction.  Section 1542 provides:
A general release does not extend to claims under which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

55. Release and Exculpation Provisions.  All release and exculpation provisions, including, but not limited to, those contained in Article XLIII of the Plan, are approved and shall be effective and binding on all Entities, to the extent provided herein.
56. Injunctions and Stays.
a. Injunctions on Claims.  Except as otherwise expressly provided in Sections 41.6 and 41.12 of the Plan, this Order or such other order of this Court that may be applicable, all Entities who have held, hold or may hold Claims or any other debt or liability that is discharged or Equity Interests or other right of equity interest that is terminated or cancelled pursuant to the Plan or the Global Settlement Agreement, or who have held, hold or may hold Claims or any other debt or liability that is discharged or released pursuant to Section 41.2 of the Plan, are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing, directly or indirectly, in any manner, any action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) of any kind on any such Claim or other debt or liability that is discharged or Equity Interest that is terminated, cancelled, assumed or transferred pursuant to the Plan against any of the Released Parties or any of their respective assets, property or estates, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any of the Released Parties or any of their respective assets, property or estates on account of any Claim or other debt or liability that is discharged or Equity Interest that is terminated, cancelled, assumed or transferred pursuant to the Plan, (c) creating, perfecting, or enforcing any encumbrance of any kind against any of the Released

Parties or any of their respective assets, property or estates on account of any Claim or other debt or liability that is discharged or Equity Interest that is terminated, cancelled, assumed or transferred pursuant to the Plan, and (d) except to the extent provided, permitted or preserved by sections 553, 555, 556, 559 or 560 of the Bankruptcy Code or pursuant to the common law right of recoupment, asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any of the Released Parties or any of their respective assets, property or estates, with respect to any such Claim or other debt or liability that is discharged or Equity Interest that is terminated, cancelled, assumed or transferred pursuant to the Plan; provided, however, that such injunction shall not preclude the United States of America, any state or any of their respective police or regulatory agencies from enforcing their police or regulatory powers; and, provided, further, that, except in connection with a properly filed proof of Claim, the foregoing proviso does not permit the United States of America, any State or any of their respective police or regulatory agencies from obtaining any monetary recovery, including fines, restitution or forfeiture, from any of the Released Parties, including, without limitation, the Debtors, the Debtors in Possession or the Reorganized Debtors, or any of their respective assets, property or estates, with respect to any such Claim or other debt or liability that is discharged or Equity Interest or other right of equity interest that is terminated or cancelled pursuant to the Plan, including, without limitation, any monetary claim or penalty in furtherance of a police or regulatory power; and, provided, further that, subject to Section 3.8 of the Global Settlement Agreement, such injunction shall not preclude the JPMC Entities, the Receivership, the FDIC Receiver and the FDIC Corporate from pursuing any and all claims against each other or any other defenses thereto pursuant to the Purchase and Assumption Agreement.  Such injunction shall extend to all successors and assigns of the Released Parties and their respective assets, property and estates.
b. Injunction Related to Releases.  As of the Effective Date, all Entities that hold, have held, or may hold a Released Claim, an Estate Claim, any Released Third Party Cause of Action or an Equity Interest that is released pursuant to Sections 41.5 and 41.6 of the Plan, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such discharged Released Claims, Estate Claims, Released Third Party Causes of Action or such Equity Interests: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Lien; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation owed to any Entity released under Sections 41.5 and 41.6 of the Plan; and (v) commencing or continuing in any manner, in any place of any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of the the Plan or this Order.
57. Exculpation.  The Debtors, the Debtors’ officers and directors serving during the period from the Petition Date up to and including the Effective Date, the Creditors’ Committee and each of its members in their capacity as members of the Creditors’ Committee, the Equity Committee and each of its members in their capacity as members of the Equity Committee, and each of their respective professionals shall not have or incur any liability to any Entity for any act taken or omitted to be taken in connection with the Chapter 11 Cases (including any actions taken by the Creditors’ Committee or the Equity Committee after the Effective Date), the formulation, preparation, dissemination, implementation, confirmation or approval of the Plan or any compromises or settlements contained therein, the Disclosure Statement and the Supplemental Disclosure Statement related thereto, the Global Settlement Agreement, or any contract, instrument, release or other agreement or document provided for or contemplated in connection with the consummation of the transactions set forth in the Plan and the Global Settlement Agreement; provided, however, that the foregoing provisions, set forth in Section 41.8 of the Plan, shall not affect the liability of any Entity that otherwise would result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.  Nothing in Section 41.8 of the Plan shall prejudice the right of any of the Debtors, the Debtors’ officers and directors serving during the period from the Petition Date up to and including the Effective Date, the Creditors’ Committee and each of its members in their capacity as members of the Creditors’ Committee, the Equity Committee and each of its members in their capacity as members of the Equity

Committee, and each of their respective professionals to assert reliance upon advice of counsel as a defense with respect to their duties and responsibilities under the Plan.
58. Bar Order.  To the limited extent provided in Section 41.6 of the Plan and decretal paragraph 54 of this Order, each and every Entity is permanently enjoined, barred and restrained from instituting, prosecuting, pursuing or litigating in any manner any and all claims, demands, rights, liabilities, or causes of action of any and every kind, character or nature whatsoever, in law or in equity, known or unknown, direct or derivative, whether asserted or unasserted, against any of the Released Parties, based upon, related to, or arising out of or in connection with any of the Released Claims, the Debtors’ Claims, the JPMC Claims, the FDIC Claim, the Purchase and Assumption Agreement (other than any rights or claims the JPMC Entities, the Receivership, the FDIC Receiver or the FDIC Corporate may have under the Purchase and Assumption Agreement), confirmation and consummation of the Plan, the negotiation and consummation of the Global Settlement Agreement, or any claim, act, fact, transaction, occurrence, statement or omission in connection with or alleged or that could have been alleged in the Related Actions, including, without limitation, any such claim, demand, right, liability, or cause of action for indemnification, contribution, or any other basis in law or equity for damages, costs or fees incurred arising directly or indirectly from or otherwise relating to the Related Actions, either directly or indirectly by any Person for the direct or indirect benefit of any Released Party arising from or related to the claims, acts, facts, transactions, occurrences, statements or omissions that are, could have been or may be alleged in the Related Actions or any other action brought or that might be brought by, through, on behalf of, or for the benefit of any of the Released Parties (whether arising under federal, state or foreign law, and regardless of where asserted).
59. Deemed Consent.  By submitting a Ballot or election form and receiving a distribution under or any benefit pursuant to this Plan and not electing to withhold consent to the releases of the applicable Released Parties and the Entities set forth in Section 41.6 of the Plan, or by order of this Court, each holder of a Claim or Equity Interest shall be deemed, to the fullest extent permitted by applicable law, to have specifically consented to the releases set forth in Section 41.6 of the Plan.
60. Supplemental Injunction.  Notwithstanding anything contained herein or in the Plan to the contrary, except to the limited extent provided in Section 41.6 of the Plan, all Entities, including Entities acting on their behalf, who currently hold or assert, have held or asserted, or may hold or assert, any Released Claims or Equity Interests against any of the Released Parties based upon, attributable to, arising out of or relating to any Claim against or Equity Interest in any of the Debtors, whenever and wherever arising or asserted, whether in the U.S. or anywhere else in the world, whether sounding in tort, contract, warranty, statute, or any other theory of law, equity or otherwise, shall be, and shall be deemed to be, permanently stayed, restrained and enjoined from taking any action against any of the Released Parties for the purpose of directly or indirectly collecting, recovering or receiving any payment or recovery with respect to any Released Claims or Equity Interests arising prior to the Effective Date (including prior to the Petition Date), including, but not limited to:
(a) Commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Released Claim or Equity Interest against any of the Released Parties or the assets or property of any Released Party;

(b) Enforcing, attaching, collecting or recovering, by any manner or means, any judgment, award, decree or order against any of the Released Parties or the assets or property of any Released Party with respect to any such Released Claim or Equity Interest;

(c) Creating, perfecting or enforcing any Lien of any kind against any of the Released Parties or the assets or property of any Released Party with respect to any such Released Claim or Equity Interest;

(d) Except as otherwise expressly provided in the Plan, this Order, or the Global Settlement Agreement, asserting, implementing or effectuating any setoff, right of subrogation, indemnity, contribution or recoupment of any kind against any obligation due to any of the Released Parties or against the property of any Released Party with respect to any such Released Claim or Equity Interest; and

(e) Taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan, this, or the Global Settlement Agreement relating to such Released Claim or Equity Interest;

provided, however, that the Debtors’ compliance with the formal requirements of Bankruptcy Rule 3016 shall not constitute an admission that the Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code and, provided, further, that the supplemental injunction provided pursuant to the terms of this Section 41.12 shall not preclude any current or former officers or directors of WMI from asserting any setoff or recoupment rights against any judgment or other obligation due to the Debtors, the Debtors’ estates, or the Liquidating Trust or against the property of the Debtors or the Debtors’ estates, to the extent such individuals have such rights pursuant to applicable non-bankruptcy law.
61. Term of Existing Injunctions or Stays.  Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105, 362, or 525 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until entry of an order in accordance with Section 41.23 of the Plan or such other Final Order of the Court; provided, however, that the terms of the Stock Trading Order shall remain in full force and effect forever, including, without limitation, with respect to any violation thereof on or before the Effective Date.
62. Prosecution of Claims.  Except as settled and released herein, from and after the Effective Date, the Liquidating Trustee, subject to the oversight and consent rights of the Trust Advisory Board, the Litigation Subcommittee, and the Bankruptcy Court, and subject to the terms of this Order, the Plan, and the Liquidating Trust Agreement, shall have the right and power to litigate, and the Liquidating Trust shall be vested with, any Claim or Cause of Action that constituted an Asset of the Debtors and their estates, including, without limitation, any avoidance or recovery action under section 541, 542, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code and any other cause of action, right to payment, or claim that may be pending on the Effective Date or instituted by the Debtors or the Liquidating Trust thereafter, to a Final Order, and the Liquidating Trustee may compromise and settle such claims, upon approval of the Court.
63. Nothing in this Order, the Plan or the Global Settlement Agreement shall be deemed or construed to release, waive or abandon any demands, claims or causes of action of the Debtors and their estates against present and former officers and directors of the Debtors for actions occurring prior to the Petition Date (collectively, “D&O Claims”).  By virtue of the UCC Stipulation and the Order thereon [Docket No. 5416], the Creditors’ Committee was authorized to prosecute claims or causes of action related by a factual or transaction nexus to the Transfers (as defined in the UCC Stipulation) and, in accordance therewith, the Creditors’ Committee asserted D&O Claims pursuant to the authority granted it by the referenced Stipulation and Order.  Any D&O Claims that the Creditors’ Committee previously was authorized to prosecute shall be vested in the Liquidating Trust for prosecution by the Liquidating Trustee as if any such

 D&O Claims had continued to have been asserted by the Creditors’ Committee, and nothing in such transfer or vesting shall waive or diminish the rights to pursue any such D&O Claims.  With respect to the D&O Claims and any other any demands, claims or causes of action of the Debtors and their estates vested in the Liquidating Trust and over which the Liquidating Trustee shall have the right and power to litigate, the Liquidating Trust shall succeed to and constitute the assignee of all rights, powers and privileges that, before the Effective Date of the Plan, could be exercised by the Creditors’ Committee, any representative of the estates, and any comparable authority, including a trustee or examiner with expanded powers.  Any D&O Claims and any other demands, claims or causes of action of the Debtors and their estates, which are hereby vested in the Liquidating Trust shall be brought by the Liquidating Trustee on behalf of the Liquidating Trust.
64. The Liquidating Trustee is appointed as trustee pursuant to Bankruptcy Code § 1123(a)(7) and, with respect to the D&O Claims and any other any demands, claims or causes of action of the Debtors and their estates vested in the Liquidating Trust, shall have all rights, powers and privileges as if such Liquidating Trustee had been appointed trustee in the Chapter 11 Cases.
65. Indemnification and Reimbursement Obligations.  For purposes of the Plan, (i) to the extent executory in nature, the obligations of the Debtors to indemnify and reimburse their directors or officers that were directors or officers, respectively, on or prior to the Petition Date shall be deemed rejected as of the Effective Date and such parties’ rights to assert rejection damage claims, if any, shall be governed by Section 34.5 of the Plan and (ii) indemnification obligations of the Debtors arising from conduct of officers and directors during the period from and after the Petition Date shall be Administrative Expense Claims.

66. Intercompany Claims.  Intercompany Claims shall be extinguished, unless otherwise agreed or resolved between the parties to a given Intercompany Claim, resolved by the Global Settlement Agreement or released by operation of the Plan.  Any such transaction may be effected without any further action by the stockholders of any of the Debtors or the Debtors in Possession.  To the extent that any Intercompany Claim is extinguished in accordance with this provision, Kurtzman Carson Consultants LLC, the Debtors’ Court-retained claims agent, may take such action as is necessary to reflect such extinguishment on the Debtors’ claims registry.
67. Benefit Plans.  Notwithstanding anything contained in the Plan to the contrary, the Debtors and the Liquidating Trustee, as the case may be, are authorized, but not required, to terminate all Benefit Plans, in accordance with the terms and provisions of the documents and instruments relating thereto and applicable law, at such time as determined by the Debtors or the Liquidating Trustee, as the case may be, in their sole discretion; provided, however, that, until the transfer or termination of any Benefit Plan, the Debtors, the Liquidating Trustee, and the Reorganized Debtors, as the case may be, shall (a) continue to perform any and all of their administrative obligations thereunder and (b) with respect to Benefit Plans subject to Title IV of ERISA, continue to make any required minimum funding contributions and pay applicable Pension Benefit Guaranty Corporation insurance premiums; and, provided, further, that, upon termination thereof, the Debtors, the Liquidating Trustee, or the Reorganized Debtors, as the case may be, shall provide administrative services in connection with the operation and wind down of the Benefit Plans; and, provided, further, that the continuation of any Benefit Plan by the Debtors, the Liquidating Trustee, or the Reorganized Debtors, as the case may be, from and after the Confirmation Date, including, without limitation, the provision of administrative services in connection with the operation and wind down of such Benefit Plan, shall not constitute an assumption of such Benefit Plans in accordance with section 365 of the Bankruptcy Code; and, provided, further, that the failure to perform any obligation under the Benefit Plans or to provide administrative services in connection with the wind down of the Benefit Plans shall be without prejudice to (i) any Entity to assert such failure gives rise to an Administrative Expense Claim and (ii) the Debtors or the Liquidating Trustee to contest the assertion thereof.  For the avoidance of doubt, the foregoing shall not apply to any employee benefit or welfare plan to be maintained by the Reorganized Debtors or the Liquidating Trustee, as the case may be, in the ordinary course of business after the Effective Date for the benefit of employees actively employed by the Reorganized Debtors or the Liquidating Trustee.
68. Termination of Vendor Stipulation.  On the Effective Date, that certain Stipulation By and Between Debtors and JPMorgan Chase Bank, N.A. Concerning Certain Contracts, dated October 16, 2008, approved by the Court pursuant to the Order Approving Stipulation By and Between the Debtors and JPMorgan Chase Bank. N.A. Concerning Certain Vendor Contracts, dated December 30, 2008 (the “Confidentiality Order”), shall be terminated and deemed of no further force and effect, except as specifically provided in Section 2.14 of the Global Settlement Agreement; provided, however, that notwithstanding anything to the contrary in this Order or the Plan or the Confidentiality Order, the Debtors, the Creditors’ Committee, and their respective Representatives (as such term is used in the Confidentiality Order) shall continue, in accordance with the obligations described in the Confidentiality Order and the Debtors’ undertakings on the record of the hearing to consider approval of the stipulation, to protect “Confidential Information” provided in connection with a “Vendor Claim” or “Vendor Contracts,” as those terms are defined in the Confidentiality Order, until final resolution of any objection to a Vendor Claim, including any appeal thereof.  Upon such a final resolution, and as set forth in the Confidentiality Order, the Debtors, the Creditors’ Committee, and their respective Representatives shall return to JPMC or destroy, and certify such destruction, the Vendor Contract and any other Confidential Information pertaining to such Vendor Claim.
69. D&O Policies.  Notwithstanding anything contained in the Plan or this Order to the contrary, neither the Plan nor this Order shall be deemed to invalidate or otherwise affect coverage under the Debtors’ director and officer liability insurance policies which were acquired in connection with WMI’s indemnification obligations to its officers and directors (the “D&O Policies”), the obligations of the insurers pursuant to the D&O Policies, or the rights of the insureds thereunder.
70. IAA/JPMC.  Pursuant to Section 2.20(a) of the Global Settlement Agreement, that certain Information Access Agreement, dated November 21, 2008, between the Debtors and JPMC, as amended (the “IAA/JPMC”), shall be deemed amended under its current terms to provide for the extension of the term set forth therein to the entry of an order of the Court closing the Chapter 11 Cases; provided, however, that such extension shall be solely for the limited purposes of providing the Debtors, or their successors in interest, as the case may be, with access to documents reasonably necessary (1) to comply with pending or future requests in any litigation or governmental investigation, (2) in connection with any objection by the Debtors, or their successors in interest, as the case may be, to any claim in the Chapter 11 Cases, so long as such objection is interposed on or prior to December 31, 2012, and (3) with respect to the Debtors’ administration and resolution of all Pre-2009 Group Tax (as defined in the Global Settlement Agreement) matters in accordance with the terms and provisions of the Global Settlement Agreement.  Notwithstanding the foregoing, rather than extending the expiration of the IAA/JPMC in accordance with Section 2.20(a) of the Global Settlement Agreement (as set

forth above), JPMC, at its sole option, discretion and expense, may elect to make available for inspection and copying by WMI any or all of the books and records to which WMI has access under the IAA/JPMC, including all electronic records, through and up to twelve (12) months following the Effective Date of the Global Settlement Agreement.  If so elected, WMI and JPMC shall agree on a third party provider which, subject to confidentiality limitations, shall have such access as may reasonably be required to copy the records (including electronic records and backup tapes) designated by WMI, and JPMC shall be relieved of any further obligations or undertaking to the WMI Entities with respect thereto.
71. IAA/FDIC.  Pursuant to Section 2.20(b) of the Global Settlement Agreement, that certain letter agreement, dated November 19, 2008, between the Debtors, the Creditors’ Committee and the FDIC Receiver, as may be amended, shall be deemed amended under its current terms to provide for an expiration upon the earlier to occur of (a) entry of an order of this Court closing the Chapter 11 Cases and (b) the closing of the Receivership.
72. Compliance with Tax Requirements.  Any party issuing any instrument or making any distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any United States federal, state or local tax law or Tax Authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim or Equity Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any Taxes imposed on such holder by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  Any party issuing any instrument or making any distribution pursuant to the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such Tax obligations and, if any party issuing any instrument or making any distribution pursuant to the Plan fails to withhold with respect to any such holder’s distribution, and is later held liable for the amount of such withholding, the holder shall reimburse such party.  The Disbursing Agent may require, as a condition to the receipt of a distribution, that the holder complete the appropriate Form W-8 or Form W-9, as applicable to each holder.  If the holder fails to comply with such a request within one year, such distribution shall be deemed an unclaimed distribution.
73. Exemption from Transfer Taxes.  Pursuant to sections 106, 1141 and 1146(a) of the Bankruptcy Code, the issuance, transfer and exchange of assets, notes or equity securities pursuant to or in connection with the Plan or the Global Settlement Agreement, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer pursuant to, in furtherance of, or in connection with the Plan or the Global Settlement Agreement, including, without limitation, the Runoff Notes, the Credit Facility, the Reorganized Common Stock, the Trust Preferred Securities, and any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated pursuant to the Plan or the Global Settlement Agreement shall not be subject to any stamp, real estate transfer, mortgage recording, sales, use or other similar Tax.  All state and local government officials and agents shall forego the collection of any such Tax or governmental assessment and shall accept for filing and recordation any instrument or other document issued or transferred pursuant to the Plan, without the payment of any such Tax or government assessment.

74. Dissolution of the Creditors’ Committee.  On the first (1st) Business Day thirty (30) days following the Effective Date, and provided that payments to holders of Unsecured Claims have been made in accordance with Article XXXI of the Plan, the Creditors’ Committee shall be dissolved, and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of the Creditors’ Committee’s attorneys, financial advisors, and other agents, if any, shall terminate other than for purposes of filing and prosecuting applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith; provided, however, that the Creditors’ Committee may, at its own discretion, continue or resume its duties arising from or relating to (i) any pending litigation or contested matter to which the Creditors’ Committee is a party, (ii) the MBS Plaintiffs’ Claim (iii) any appeal filed regarding confirmation of the Plan, (iv) obligations arising under confidentiality agreements, joint interest agreements, and protective orders, if any, entered during the Chapter 11 Cases that remain in full force and effect according to their terms, (v) applications for fees and expenses of members of the Creditors’ Committee and requests for compensation and reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code for making a substantial contribution in any of the Chapter 11 Cases, and (vi) motions, appeals or other litigation seeking the enforcement of the provisions of the Plan and the transactions contemplated hereunder or in the Confirmation Order; and, provided, further, that the Liquidating Trust shall continue to compensate the Creditors’ Committee’s attorneys, financial advisors, and other agents, if any, for any such post-Effective Date activities or those identified Section 33.1 of the Plan; and, provided, further, that, in the event that (a) the Creditors’ Committee elects to continue or resume any or all of the enumerated duties set forth in Section 33.1 of the Plan or this Confirmation Order and (b) all then-appointed members of the Creditors’ Committee subsequently resign, (i) the United States Trustee may appoint such Persons as the United States Trustee deems appropriate to represent the interests of the Creditors’ Committee and (ii) if no such Persons are appointed, then, only with respect to this second proviso to this paragraph 74, (y) all right, title and interest of the Creditors’ Committee in any and all tolling agreements entered into by the Creditors’ Committee, for itself or on behalf of the Debtors and their estates, on the one hand, and a potential defendant, on the other hand, shall be deemed assigned to the Liquidating Trust and the Liquidating Trustee and the Liquidating Trust and the Liquidating Trustee shall be entitled to the benefits therein, including, without limitation, timing with respect to the commencement of any litigation, as if the Liquidating Trust and the Liquidating Trustee were a party to any such tolling agreement, and (z) in its sole and absolute discretion, the Liquidating Trustee may, and, if it chooses to, shall, accede to the position of the Creditors’ Committee in prospective or then-pending litigations or contested matters, as the case may be.  Without limiting the foregoing, on the Effective Date, the Creditors’ Committee shall take any and all action as is necessary to cause the withdrawal and dismissal, with prejudice, of the appeal taken by the Creditors’ Committee from the September Opinion.
75. [Intentionally omitted.]
76. Dissolution of Equity Committee.  On the Effective Date, other than with respect to its duties and obligations set forth herein or in the Plan, the Equity Committee shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of the Equity Committee’s attorneys, financial advisors, and other agents, if any, shall terminate other than for purposes of filing and prosecuting applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith; provided, however, that, in the event that (a) a timely appeal is taken from the Confirmation Order and (b) such appeal remains pending, the Equity Committee shall be dissolved on the earlier to occur of (1) dismissal or withdrawal of such appeal and (2) a determination, by Final Order, as to the merits of such appeal and; provided, further that, in the event of any such appeal from the Confirmation Order, the Liquidating Trust shall pay the reasonable fees and expenses of the Equity Committee in connection with any such appeal, subject to approval by the Bankruptcy Court.  Without limiting the foregoing, on the Effective Date, the Equity Committee shall take any and all action as is necessary to cause the withdrawal and dismissal, with prejudice, of (x) the Equity Committee Adversary Proceeding, (y) the Equity Committee Action to Compel and (z) the appeals taken by the Equity Committee from (i) the January Opinion and (ii) the September Opinion.
77. Payment of Statutory Fees.  All fees payable pursuant to section 1930 of title 28 of the United States Code and, if applicable, any interest payable pursuant to section 3717 of title 31 of the United States Code, as determined by the Bankruptcy Court, shall be obligations and liabilities of the Liquidating Trust and shall be paid on the Effective Date or thereafter as and when they become due or otherwise pursuant to an agreement between the Debtors and the United States Department of Justice, Office of the United States Trustee, until such time as the Chapter 11 Cases shall be closed in accordance with the provisions of Section 41.23 of the Plan.

78. Payment of Fees and Expenses of Certain Creditors.  Within ninety (90) days of the Effective Date, (i) Fried, Frank, Harris, Shriver & Jacobson LLP, (ii) Blank Rome LLP, (iii) White & Case LLP, (iv) Kasowitz, Benson, Torres & Friedman LLP, (v) Zolfo Cooper LLC, (vi) Kramer, Levin, Naftalis & Frankel LLP, (vii) Halperin Battaglia Raicht LLP, (viii) Kilpatrick Townsend & Stockton LLP, (ix) Brown Rudnick LLP, (x) Arkin Kaplan Rice LLP, (xi) Campbell & Levine, LLC, (xii) Mesirow Financial Consulting, LLC, (xiii) Schnader Harrison Segal & Lewis LLP, and (xiv) in accordance with Section 21.1(a) of the Plan, Wilmer Cutler Pickering Hale & Dorr LLP, Pachulski Stang Ziehl & Jones LLP, and Boies, Schiller & Flexner LLP, to the extent any clients with respect to the foregoing professionals seek reimbursement for the payment of fees and expenses incurred, shall file with this Court an application (for purposes of reviewing the reasonableness of the amounts requested therein), together with detailed invoices annexed thereto, requesting payment for reasonable fees and expenses incurred during the period from the Petition Date through and including the Effective Date, in connection with the Chapter 11 Cases, the Global Settlement Agreement, the Plan or the transactions contemplated herein or therein (including, without limitation, investigating, negotiating, documenting, and completing such transactions and enforcing, attempting to enforce, and preserving any right or remedy contemplated under the Global Settlement Agreement and in the Chapter 11 Cases).  All objections to any such fee applications shall be filed with the Court, together with proof of service thereof, and served upon the applicant, the Debtors, the U.S. Trustee, the Creditors’ Committee, and parties entitled to receive notice in these Chapter 11 Cases pursuant to Bankruptcy Rule 2002, so as to be received not later than 4:00 p.m., prevailing Eastern Time, on the date that is fifteen (15) days prior to the final hearing with respect to such fees.  Within ten (10) Business Days of the entry of a Final Order by this

Court approving the payment thereof, in whole or in part, the Disbursing Agent shall pay such fees and expenses so approved.
79. Securities Litigations Documents.  On the Effective Date, the Debtors shall not transfer any documents, in electronic form or otherwise, to the Reorganized Debtors that relate to the claims, defenses and allegations in the Securities Litigations.  All such documents will be transferred to the Liquidating Trust on the Effective Date and shall be thereafter maintained and preserved in accordance with the terms of the Liquidating Trust Agreement; provided, however, that, in the event that any documents are required for the operations of the Reorganized Debtors and are transferred to the Reorganized Debtors, copies of any such documents shall be transferred to the Liquidating Trust on the Effective Date and thereafter maintained and preserved in accordance with the terms of the Liquidating Trust Agreement.
80. Documents Requested by the Reorganized Debtors.  Upon receipt of a written request from the Reorganized Debtors, at any time within the two years following the Effective Date, the Liquidating Trust, JPMC or the FDIC Receiver, as applicable, shall make available for inspection and copying (at the expense of the Reorganized Debtors) such documents or information, in either written or electronic form, as is reasonably requested by the Reorganized Debtors, that the Reorganized Debtors may require in order to comply with U.S. federal and state governmental regulations, including, but not limited to, Federal and state tax, insurance or securities laws, rules, or regulations, and that is not protected by the attorney-client privilege or any other legal protection for confidential dealings and communications; provided, however, nothing herein shall constitute an obligation of, or undertaking by, the Liquidating Trust, JPMC or the FDIC Receiver, as the case may be, to create documents or information, or to retain documents or information other than in the ordinary course of business in order to make such documents or information available to the Reorganized Debtors or the Liquidating Trust as contemplated hereby.
81. Documents and Instruments.  Each federal, state, commonwealth, local, foreign, or other governmental agency is hereby authorized to accept any and all documents and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan, the Global Settlement Agreement, and this Order.
82. Reversal/Stay/Modification/Vacatur of Order.  Except as otherwise provided in this Order, if any or all of the provisions of this Order are hereafter reversed, modified, vacated, or stayed by subsequent order of this Court, or any other court, such reversal, stay, modification, or vacatur shall not affect the validity or enforceability of any act, obligation, indebtedness, liability, priority, or lien incurred or undertaken by the Debtors, the Reorganized Debtors, the Liquidating Trust, or the JPMC Entities, as applicable, prior to the effective date of such reversal, stay, modification, or vacatur.  Notwithstanding any such reversal, stay, modification, or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, or in reliance on, this Order prior to the effective date of such reversal, stay, modification, or vacatur shall be governed in all respects by the provisions of this Order, the Global Settlement Agreement and the Plan.  To the extent not specifically reversed, modified, vacated, or stayed by an order of this Court, all existing orders entered in these Chapter 11 Cases remain in full force and effect.
83. Retention of Jurisdiction.  Notwithstanding the entry of this Order or the occurrence of the Effective Date, subject to Article XXXVIII of the Plan and except as otherwise provided in the Plan or herein, pursuant to sections 105 and 1142 of the Bankruptcy Code, this Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter

 11 Cases to the fullest extent as is legally permissible, including, but not limited to, jurisdiction over the matters set forth in Article XXXVIII of the Plan.
84. Conflicts Among Order, Plan and Global Settlement Agreement.  The provisions of the Plan, this Order, and the Global Settlement Agreement shall be construed in a manner consistent with each other so as to effect the purpose of each; provided, however that, in the event of any inconsistency between the Global Settlement Agreement, the Plan or this Order, the documents shall control in the following order of priority:  (i) this Order, (ii) the Global Settlement Agreement, and (iii) the Plan; provided, however, that, in the event of any inconsistency between these documents with respect to the releases provided in Section 41.6 of the Plan, the documents shall control in the following order of priority:  (i) this Order, (ii) the Plan, and (iii) the Global Settlement Agreement; and provided, further, however, that nothing herein is intended to nor shall be construed to modify the economic terms of the Plan.
85. Modifications.  Without need for further order or authorization of the Court and subject to any limitations set forth in the Plan (including consent rights) and any stipulation approved by this Court in connection with the Plan, the Debtors, the Reorganized Debtors, or the Liquidating Trust are authorized and empowered to make any and all modifications to the Plan, any and all documents included as part of the Plan Supplement, and any other document that is necessary to effectuate the Plan that does not materially modify the terms of such documents and are consistent with the Plan.
86. Provisions of Plan and Order Nonseverable and Mutually Dependent.  The provisions of the Plan and this Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

87. Governing Law.  Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit to the Plan or Plan Supplement provides otherwise (in which case the governing law therein shall be applicable to such Exhibit), the rights, duties and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws.
88. Applicable Nonbankruptcy Law.  Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Order, the Plan and related documents or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.
89. Waiver of Filings.  Any requirement pursuant to section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to file any list, schedule, or statement with the Court of the Office of the U.S. Trustee (except for monthly operating reports or any other post-confirmation reporting obligation to the U.S. Trustee) is hereby waived as to any such list, schedule, or statement not filed as of the Effective Date.
90. Police Powers.  Nothing contained in the Plan or this Order shall preclude the United States of America, any state or any of their respective police or regulatory agencies from enforcing their statutory, police or regulatory powers.
91. Notice of Order.  In accordance with Bankruptcy Rules 2002 and 3020(c), as soon as reasonably practicable after the Effective Date, the Debtors shall serve notice of the entry of this Order and the occurrence of the Effective Date, substantially in the form attached as Exhibit B hereto, to all parties who hold a Claim or Equity Interest in these Chapter 11 Cases, as well as the Creditors’ Committee, Equity Committee, the U.S. Trustee, any party filing a notice pursuant to Bankruptcy Rule 2002, the Securities and Exchange Commission, the Internal Revenue Service, and the United States attorney for the District of Delaware.  Such notice is hereby approved in all respects and shall be deemed good and sufficient notice of entry of this Order.
92. Substantial Consummation.  On the Effective Date, the Plan shall be deemed to be substantially consummated pursuant to sections 1101 and 1127 of the Bankruptcy Code.
93. No Waiver.  The failure to specifically include any particular provision of the Plan in this Order will not diminish the effectiveness of such provision nor constitute a waiver thereof, it being the intent of this Court that the Plan is confirmed in its entirety and incorporated herein by this reference.

Dated:	Feb. 23, 2012
Wilmington, Delaware
/s/ Mary F Walrath
THE HONORABLE MARY F. WALRATH UNITED STATES BANKRUPTCY JUDGE

117